Exhibit 99.1

Assured Guaranty Corp.

Consolidated Financial Statements

December 31, 2020, 2019 and 2018

Assured Guaranty Corp.

Index to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

Report of Independent Auditors

To the Board of Directors of Assured Guaranty Corp.
We have audited the accompanying consolidated financial statements of Assured Guaranty Corp. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, of comprehensive income (loss), of shareholder’s equity and of cash flows for each of the three years in the period ended December 31, 2020.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assured Guaranty Corp. and its subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 26, 2021

Assured Guaranty Corp.
Consolidated Balance Sheets
(dollars in millions except par value and share amounts)

	As of
	December 31, 2020	December 31, 2019
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $2,173 and $2,388, allowance for credit loss of $18 at December 31, 2020)	$2,369	$2,566
Short-term investments, at fair value	66	88
Equity method investments	414	391
Other invested assets, at fair value	1	1
Total investment portfolio	2,850	3,046
Loan receivable from parent	88	88
Cash	56	48
Premiums receivable, net of commissions payable	270	255
Ceded unearned premium reserve	200	219
Reinsurance recoverable on unpaid losses	165	125
Salvage and subrogation recoverable	421	306
Financial guaranty variable interest entities’ assets, at fair value	39	49
Other assets (includes $47 and $63 measured at fair value)	154	211
Total assets	$4,243	$4,347
Liabilities and shareholder’s equity
Unearned premium reserve	$797	$903
Loss and loss adjustment expense reserve	528	414
Reinsurance balances payable, net	139	128
Note payable to affiliate	300	300
Credit derivative liabilities, at fair value	97	190
Financial guaranty variable interest entities’ liabilities, at fair value (with recourse of $37 and $47, without recourse of $1 and $1)	38	48
Other liabilities	79	87
Total liabilities	1,978	2,070
Commitments and contingencies (see Note 15)
Preferred stock ($1,000 par value, 200,004 shares authorized; none issued and outstanding)	—	—
Common stock (493,339 shares authorized,14,173 shares issued and outstanding, with par value of $1,058.38)	15	15
Additional paid-in capital	742	742
Retained earnings	1,319	1,364
Accumulated other comprehensive income, net of tax of $35 and $27	189	156
Total shareholder’s equity	2,265	2,277
Total liabilities and shareholder’s equity	$4,243	$4,347

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Operations

(in millions)

	Year Ended December 31,
	2020	2019	2018
Revenues
Net earned premiums	$121	$125	$152
Net investment income	98	135	128
Net realized investment gains (losses)	9	8	(5)
Net change in fair value of credit derivatives	75	(7)	95
Other income (loss)	11	12	13
Total revenues	314	273	383
Expenses
Loss and loss adjustment expenses	138	44	38
Interest expense on note payable to affiliate	11	11	11
Employee compensation and benefit expenses	36	37	36
Other expenses	24	27	24
Total expenses	209	119	109
Income (loss) before income taxes and equity in earnings of investees	105	154	274
Equity in earnings of investees	16	1	(2)
Income (loss) before income taxes	121	155	272
Provision (benefit) for income taxes
Current	(3)	(9)	99
Deferred	18	28	(11)
Provision (benefit) for income taxes	15	19	88
Equity in after-tax earnings of investee	15	18	24
Net income (loss)	$121	$154	$208

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Comprehensive Income (Loss)

(in millions)

	Year Ended December 31,
	2020	2019	2018
Net income (loss)	$121	$154	$208
Change in net unrealized gains (losses) on:
Investments with no credit impairment, net of tax provision (benefit) of $9, $18 and $(15)	32	72	(60)
Investments with credit impairment, net of tax provision (benefit) of $(1), $(15) and $(1)	—	(56)	(5)
Change in net unrealized gains (losses) on investments	32	16	(65)
Change in net unrealized gains (losses) on financial guaranty variable interest entities' liabilities with recourse, net of tax	1	1	1
Other comprehensive income (loss)	33	17	(64)
Comprehensive income (loss)	$154	$171	$144

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Shareholder’s Equity

Years Ended December 31, 2020, 2019 and 2018

(in millions)

	Assured Guaranty Corp. Common Shares Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2017	20,834	$15	$1,042	$1,253	$208	$2,518
Net income	—	—	—	208	—	208
Dividends	—	—	—	(133)	—	(133)
Common stock repurchases (see Note 13)	(4,441)	—	(200)	—	—	(200)
Other comprehensive loss	—	—	—	—	(64)	(64)
Effect of adoption of ASU 2016-01 (See Note 16)	—	—	—	5	(5)	—
Balance at December 31, 2018	16,393	15	842	1,333	139	2,329
Net income	—	—	—	154	—	154
Dividends	—	—	—	(123)	—	(123)
Common stock repurchases (see Note 13)	(2,220)	—	(100)	—	—	(100)
Other comprehensive income	—	—	—	—	17	17
Balance at December 31, 2019	14,173	15	742	1,364	156	2,277
Net income	—	—	—	121	—	121
Dividends	—	—	—	(166)	—	(166)
Other comprehensive income	—	—	—	—	33	33
Balance at December 31, 2020	14,173	$15	$742	$1,319	$189	$2,265

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Consolidated Statements of Cash Flows
(in millions)

	Year Ended December 31,
	2020	2019	2018
Operating Activities:
Net Income	$121	$154	$208
Adjustments to reconcile net income to net cash flows provided by operating activities:
Net amortization of premium (discount) on investments	(15)	(39)	(37)
Provision (benefit) for deferred income taxes	18	28	(11)
Equity in earnings of investees	(31)	(19)	(22)
Change in premiums receivable, net of premiums payable and commissions	(14)	(29)	(21)
Change in ceded unearned premium reserve	19	2	2
Change in unearned premium reserve	(106)	(79)	91
Change in loss and loss adjustment expense reserve, net	(31)	(6)	42
Change in current income tax	(2)	(5)	169
Change in credit derivative assets and liabilities, net	(77)	(1)	(30)
Dividends received from investee (see Note 8)	6	31	11
Other	3	6	24
Net cash flows provided by (used in) operating activities	(109)	43	426
Investing activities
Fixed-maturity securities:
Purchases	(223)	(285)	(596)
Sales	253	404	393
Maturities and paydowns	224	286	164
Short-term investments with original maturities of over three months:
Purchases	—	(11)	(6)
Sales	2	—	—
Maturities and paydowns	3	12	2
Net sales (purchases) of short-term investments with original maturities of less than three months	17	38	(65)
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	11	67	24
Investment in AG Asset Strategies LLC	—	(175)	—
Loan made to parent	—	(88)	—
Other	7	14	—
Net cash flows provided by (used in) investing activities	$294	$262	$(84)

(continued on next page)
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Consolidated Statements of Cash Flows - (Continued)
(in millions)

	Year Ended December 31,
	2020	2019	2018
Financing activities
Dividends paid	$(166)	$(123)	$(133)
Net paydowns of financial guaranty variable interest entities’ liabilities	(10)	(65)	(24)
Repurchases of common stock	—	(100)	(200)
Net cash flows provided by (used in) financing activities	(176)	(288)	(357)
Effect of foreign exchange rate changes	—	—	—
Increase (decrease) in cash and restricted cash	9	17	(15)
Cash and restricted cash at beginning of period	48	31	46
Cash and restricted cash at end of period	$57	$48	$31

Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$(1)	$(1)	$(70)
Interest on note payable to affiliate	11	11	11

Supplemental disclosure of non-cash investing activities:
Purchases of fixed-maturity investments	$—	$(6)	$(4)

	As of December 31, 2020	As of December 31, 2019	As of December 31, 2018
Reconciliation of cash and restricted cash to the consolidated balance sheets:
Cash	$56	$48	$31
Restricted cash (included in other assets)	1	—	—
Cash and restricted cash at the end of period	$57	$48	$31

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements
December 31, 2020, 2019 and 2018

1.    Business and Basis of Presentation

Business

Assured Guaranty Corp. (AGC and, together with its subsidiaries, the Company), a Maryland domiciled insurance company, is an indirect and wholly-owned subsidiary of Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets, as well as asset management services.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience primarily to offer financial guaranty insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (debt service), the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. The Company markets its financial guaranty insurance directly to issuers and underwriters of public finance and structured finance securities as well as to investors in such obligations. The Company guarantees obligations issued principally in the U.S. and the United Kingdom (U.K.), and also guarantees obligations issued in other countries and regions, including Australia and Western Europe.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In management's opinion, all material adjustments necessary for a fair statement of the financial condition, results of operations and cash flows of the Company, including its consolidated variable interest entities (VIEs), are reflected in the periods presented and are of a normal, recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain prior year balances have been reclassified to conform to the current year's presentation.

The consolidated financial statements include the accounts of AGC, its subsidiaries, and its consolidated VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated.

    The Company's most significant interests in unconsolidated entities are:
•a 39.3% ownership interest in Municipal Assurance Holdings Inc. (MAC Holdings), incorporated in Delaware. AGC's affiliate, Assured Guaranty Municipal Corp. (AGM), owns the remaining 60.7% of MAC Holdings. MAC Holdings owns 100% of Municipal Assurance Corp. (MAC), a New York domiciled insurance company.

•a 35% ownership interest in AG Asset Strategies LLC (AGAS). AGM owns 55% of AGAS, and MAC owns 10%.

On February 24, 2021, AGM and AGC received the last regulatory approval required to execute a multi-step transaction to merge MAC with and into AGM, with AGM as the surviving company. The steps leading up to the merger of MAC with and into AGM, with AGM as the surviving company, are expected to be effective April 1, 2021, and include (i) the reassumption by AGM and AGC of their respective remaining cessions to MAC, (ii) distributing MAC’s earned surplus to AGM and AGC in accordance with their respective 60.7% and 39.3% direct ownership interests in MAC Holdings, and (iii) AGM’s purchase of AGC’s 39.3% interest in MAC Holdings.

Assured Guaranty's Acquisition of BlueMountain

    On October 1, 2019, Assured Guaranty US Holdings Inc. (AGUS), AGC's parent, completed the acquisition of all of the outstanding equity interests in BlueMountain Capital Management, LLC (BlueMountain), now known as Assured Investment Management LLC (AssuredIM LLC, and together with its associated entities, AssuredIM), for a purchase price of $157 million (BlueMountain Acquisition). In addition, AGUS contributed $60 million of cash to BlueMountain at closing and contributed an additional $30 million in cash in February 2020. To fund the BlueMountain Acquisition and the related capital contributions, AGM, AGC and MAC (AGL's U.S. Insurance Subsidiaries) made 10 year, 3.5% interest rate inter-company loans to AGUS totaling $250 million, of which AGC's loan was $87.5 million (reported as loans receivable from parent on the consolidated balance sheets) and AGM and MAC's loans totaled $162.5 million.
AGC invests, through AGAS, in funds managed by AssuredIM (AssuredIM Funds) and also has a portion of its fixed maturity collateralized loan obligation (CLO) and municipal bond investment portfolio managed by AssuredIM. See Note 8, Investments and Cash.

Significant Accounting Policies

    The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates.

AGC participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually, in accordance with the Amended and Restated Service Agreement (the Group Service Agreement). See Note 14, Related Party Transactions for additional information.

Other accounting policies are included in the following notes.

Accounting Policies

Expected loss to be paid (recovered) (insurance, credit derivatives and financial guaranty VIE (FG VIE) contracts)	Note 4
Contracts accounted for as insurance (premium revenue recognition, loss and loss adjustment expense and policy acquisition cost)	Note 5
Credit derivatives	Note 6
Reinsurance	Note 7
Investments and cash	Note 8
Variable interest entities	Note 9
Note payable to affiliate and credit facilities	Note 10
Fair value measurement	Note 11
Income taxes	Note 12
Commitments and contingencies	Note 15
Share repurchases	Note 16

Recent Accounting Standards Adopted

Credit Losses on Financial Instruments

                On January 1, 2020, the Company adopted Accounting Standards Update (ASU) 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.

    This ASU provides a new current expected credit loss model (CECL) to account for credit losses on certain financial assets carried at amortized cost such as reinsurance recoverables, premiums receivable, as well as off-balance sheet exposures such as loan commitments. The new model requires an entity to estimate lifetime credit losses related to these assets, based on relevant historical information, adjusted for current conditions and reasonable and supportable forecasts that could affect the collectability of the reported amount. The Company determined that this ASU had no effect on these balances on the date of adoption or for the year ended December 31, 2020.

The most significant effect of the adoption of this ASU is in respect of the available-for-sale investment portfolio, for which targeted amendments were made to the impairment model. The changes to the impairment model for available-for-sale securities were applied using a modified retrospective approach, and resulted in no effect to shareholder's equity, in total or by component. See Note 8, Investments and Cash.

Recent Accounting Standards Not Yet Adopted

Targeted Improvements to the Accounting for Long-Duration Contracts

    In August 2018, the Financial Accounting Standards Board (FASB) issued ASU 2018-12, Financial Services - Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. This ASU does not affect the Company’s financial guaranty insurance contracts, and will have no effect on the Company's consolidated financial statements.

Simplification of the Accounting for Income Taxes

    In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions and clarifying certain requirements regarding franchise taxes, goodwill, consolidated tax expenses and annual effective tax rate calculations. The ASU is effective for interim and annual periods beginning after December 15, 2020. This ASU will not have an impact on the Company's consolidated financial statements.

Reference Rate Reform

    In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU only apply to contracts that reference the London Interbank Offered Rate (LIBOR) or another reference rate that is expected to be discontinued due to reference rate reform. This ASU is effective upon issuance and may be applied prospectively for contract modifications that occur from March 12, 2020 through December 31, 2022.

In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope, which clarifies that certain optional expedients and exceptions in Topic 848 apply to derivatives that are affected by the discounting transition, regardless of whether derivatives reference LIBOR or another rate expected to be discontinued because of reference rate reform. Discounting transition refers to the changing of interest rates used for margining, discounting, or contract price alignment of derivatives to transition to alternative rates. This ASU became effective upon issuance and may be applied on a full retrospective basis as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020 or prospectively for contract modifications made on or before December 31, 2022.

The Company has not yet applied the relief afforded by these standard amendments and is evaluating the effect that these ASUs will have on its consolidated financial statements.

2.Assumption of Insured Portfolio

    Consistent with one of its key business strategies of supplementing its book of business through acquisitions of legacy financial guaranty companies or their portfolios, the Company has completed one reinsurance transaction, during the three-year period covered by this report, as described below.

Accounting Policies

    In assumed reinsurance agreements, the Company allocates premiums it receives to each financial guaranty or credit derivative contract on the effective date of the agreement. Thereafter, the Company follows its accounting policy for either financial guaranty or credit derivatives, as appropriate for each contract.

Reinsurance of Syncora Guarantee Inc.’s Insured Portfolio

    On June 1, 2018, AGC closed a reinsurance transaction with Syncora Guarantee Inc. (SGI) (SGI Transaction) under which AGC assumed, generally on a 100% quota share basis, substantially all of SGI’s insured portfolio. The SGI Transaction also included the commutation of a book of business previously ceded to SGI by AGM. As of June 1, 2018, the gross par value of exposures reinsured by AGC totaled approximately $12 billion (including credit derivative gross par of approximately $1.7 billion). The reinsured portfolio consisted predominantly of public finance and infrastructure obligations that meet AGC’s underwriting criteria and generated $331 million of assumed written premiums. On June 1, 2018, as consideration, SGI paid $344 million and assigned to AGC financial guaranty future insurance installment premiums of $55 million, and future credit derivative installments of approximately $17 million. The assumed portfolio from SGI included below-investment-grade (BIG) contracts which had, as of June 1, 2018, expected losses to be paid of $131 million (present value basis using risk free rates), which will be expensed over the expected terms of those contracts as unearned premium reserve amortizes. In connection with the SGI Transaction, the Company incurred and expensed $4 million in fees to professional advisors. Additionally, beginning on June 1, 2018, on behalf of SGI, AGC began providing certain administrative services on the assumed portfolio, including surveillance, risk management, and claims processing. Immediately after the closing of the SGI Transaction, AGC ceded par of $4.1 billion and unearned premium reserve of $67 million of the SGI business to Assured Guaranty Re Ltd. (AG Re).

3.    Outstanding Exposure

    The Company sells credit protection primarily in financial guaranty insurance form. Until 2009, the Company also sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (CDS). The Company's contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for its financial guaranty insurance contracts. The Company has not entered into any new CDS in order to sell credit protection in the U.S. since the beginning of 2009, when regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the Company not entering into such new CDS in the U.S. since 2009. The Company has, however, acquired or reinsured portfolios both before and after 2009 that include financial guaranty contracts in credit derivative form.

The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, although on occasion it may underwrite new issuances that it views as BIG, typically as part of its loss mitigation strategy for existing troubled exposures. The Company also seeks to acquire portfolios of insurance from financial guarantors that are no longer writing new business by acquiring such companies, or providing reinsurance on a portfolio of insurance; in such instances, it evaluates the risk characteristics of the target portfolio, which may include some BIG exposures, as a whole in the context of the proposed transaction. The Company diversifies its insured portfolio across asset classes and, in the structured finance portfolio, typically requires subordination or collateral to protect it from loss. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

     Public finance obligations insured by the Company primarily consist of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, healthcare facilities and government office buildings. The Company also includes within public finance similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations insured by the Company are generally issued by special purpose entities, including VIEs, and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 9, Variable Interest Entities. Unless otherwise specified, the outstanding par and debt service amounts presented in this note include outstanding exposures on these VIEs whether or not they are consolidated.

Significant Risk Management Activities

    The Portfolio Risk Management Committee of the Company's indirect parent, AGL, which includes members of Assured Guaranty's senior management and senior risk and surveillance officers, is responsible for enterprise risk management for Assured Guaranty and focuses on measuring and managing credit, market and liquidity risk for Assured Guaranty. This committee establishes Assured Guaranty-wide credit policy for Assured Guaranty's direct and assumed business. It implements specific underwriting procedures and limits for Assured Guaranty and allocates underwriting capacity among AGL's subsidiaries, including the Company. All transactions in new asset classes or new jurisdictions must be approved by this committee.

The Company's risk management committee conducts an in-depth review of the Company's insured portfolio, focusing on varying portions of the portfolio at each meeting. It reviews and may revise internal ratings assigned to the insured transactions and review sector reports, monthly product line surveillance reports and compliance reports.

All transactions in the insured portfolio are assigned internal credit ratings by the relevant underwriting committee at inception, which credit ratings are updated by the relevant risk management committee based on changes in transaction credit quality. As part of the surveillance process, the Company monitors trends and changes in transaction credit quality and recommends such remedial actions as may be necessary or appropriate. The Company also develops strategies to enforce its contractual rights and remedies and to mitigate its losses, engage in negotiation discussions with transaction participants and, when necessary, manage the Company's litigation proceedings.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance rather than lifetime performance.

The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating. Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s credit quality, loss potential, volatility and sector. Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter, although the Company may also review a rating in response to developments impacting the credit when a ratings review is not scheduled. For assumed exposures, the Company may use the ceding company’s credit ratings of transactions where it is impractical for it to assign its own rating.

Exposures identified as BIG are subjected to further review to determine the probability of a loss. See Note 4, Expected Loss to be Paid (Recovered), for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. The Company uses a tax-equivalent yield to calculate the present value of projected payments and recoveries and determine whether a future loss is expected in order to assign the appropriate BIG surveillance category to a transaction. For financial statement measurement purposes, the Company uses risk-free rates, which are determined each quarter, to calculate the expected loss.

    More extensive monitoring and intervention are employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. For purposes of determining the appropriate surveillance category, the Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will in the future pay claims on that transaction that will not be fully reimbursed. The three BIG categories are:

•BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Impact of COVID-19 Pandemic

    The novel coronavirus that emerged in Wuhan, China in late 2019 and which causes the coronavirus disease known as COVID-19 was declared a pandemic by the World Health Organization in early 2020 and continued to spread throughout the world over the course of 2020. By late 2020 and early 2021 several vaccines had been developed and were being approved by some governments, and distribution of vaccines in some nations has begun. The emergence of COVID-19 and reactions to it, including various closures and capacity and travel restrictions, have had a profound effect on the global economy and financial markets. While the COVID-19 pandemic has been impacting the global economy and the Company for a year now, its ultimate size, depth, course and duration, and the effectiveness and acceptance of vaccines for it, remain unknown, and the governmental and private responses to the pandemic continue to evolve. Consequently, and due to the nature of the Company's business, all of the direct and indirect consequences of COVID-19 on the Company are not yet fully known to the Company, and still may not emerge for some time. For information about how the COVID-19 pandemic has impacted the Company's loss projections, see Note 4, Expected Loss to be Paid (Recovered).

The Company's Surveillance department has established supplemental periodic surveillance procedures to monitor the impact on its insured portfolio of COVID-19 and governmental and private responses to COVID-19, with emphasis on state and local governments and entities that were already experiencing significant budget deficits and pension funding and revenue shortfalls, as well as obligations supported by revenue streams most impacted by various closures and capacity and travel restrictions or an economic downturn. In addition, the Company's surveillance department has been in contact with certain of its credits that it believes may be more at risk from COVID-19 and governmental and private responses to COVID-19. The Company's internal ratings and loss projections reflect this augmented surveillance activity. Through March 25, 2021, the Company has paid only relatively small first-time insurance claims it believes are due at least in part to credit stress arising specifically from COVID-19. The Company currently projects full reimbursement of these claims.

Components of Outstanding Exposure

    The Company measures its financial guaranty exposure in terms of (a) gross and net par outstanding and (b) gross and net debt service.

    The Company typically guarantees the payment of debt service when due. Since most of these payments are due in the future, the Company generally uses gross and net par outstanding as a proxy for its financial guaranty exposure. Gross par outstanding generally represents the principal amount of the insured obligation at a point in time. Net par outstanding equals gross par outstanding net of any reinsurance. The Company includes in its par outstanding calculation the impact of any consumer price index inflator to the reporting date as well as, in the case of accreting (zero-coupon) obligations, accretion to the reporting date.

    The Company purchases securities that it has insured, and for which it had expected losses to be paid, in order to mitigate the economic effect of insured losses (loss mitigation securities). The Company excludes amounts attributable to loss mitigation securities from par and debt service outstanding, which amounts are included in the investment portfolio, because the Company manages such securities as investments and not insurance exposure. As of December 31, 2020 and December 31, 2019, the Company excluded $545 million and $571 million, respectively, of net par attributable to loss mitigation securities.

    Gross debt service outstanding represents the sum of all estimated future debt service payments on the obligations insured, on an undiscounted basis. Net debt service outstanding equals gross debt service outstanding net of any reinsurance. Future debt service payments include the impact of any consumer price index inflator after the reporting date, as well as, in the case of accreting (zero-coupon) obligations, accretion after the reporting date.

    The Company calculates its debt service outstanding as follows:

•for insured obligations that are not supported by homogeneous pools of assets (which category includes most of the Company's public finance transactions), as the total estimated contractual future debt service due through maturity, regardless of whether the obligations may be called and regardless of whether, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, the Company believes the obligations will be repaid prior to contractual maturity; and

•for insured obligations that are supported by homogeneous pools of assets that are contractually permitted to prepay principal (which category includes, for example, residential mortgage-backed securities (RMBS) and CLOs), as the total estimated expected future debt service due on insured obligations through their respective expected terms, which includes the Company's expectations as to whether the obligations may be called and, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, when the Company expects principal payments to be made prior to contractual maturity.

    The calculation of debt service requires the use of estimates, which the Company updates periodically, including estimates for the expected remaining term of insured obligations supported by homogeneous pools of assets, updated interest rates for floating and variable rate insured obligations, behavior of consumer price indices for obligations with consumer price index inflators, foreign exchange rates and other assumptions based on the characteristics of each insured obligation. The anticipated sunset of LIBOR after June 30, 2023 has introduced another variable into the Company's calculation of future debt service. Debt service is a measure of the estimated maximum potential exposure to insured obligations before considering the Company’s various legal rights to the underlying collateral and other remedies available to it under its financial guaranty contract.

Actual debt service may differ from estimated debt service due to refundings, terminations, negotiated restructurings, prepayments, changes in interest rates on variable rate insured obligations, consumer price index behavior differing from that projected, changes in foreign exchange rates on non-U.S. dollar denominated insured obligations and other factors.

Financial Guaranty Portfolio
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	As of		As of
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(in millions)
Public finance	$39,464	$47,656	$25,416	$30,093
Structured finance	6,501	7,031	4,050	4,613
Total financial guaranty	$45,965	$54,687	$29,466	$34,706

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2020

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$17	0.2%	$824	18.7%	$538	15.6%	$51	17.9%	$1,430	7.3%
AA	2,599	22.9	201	4.6	1,429	41.3	9	3.2	4,238	21.8
A	3,719	32.8	408	9.2	610	17.6	136	47.7	4,873	25.0
BBB	3,673	32.4	2,859	64.8	389	11.2	89	31.2	7,010	36.0
BIG	1,320	11.7	119	2.7	493	14.3	—	—	1,932	9.9
Total net par outstanding	$11,328	100.0%	$4,411	100.0%	$3,459	100.0%	$285	100.0%	$19,483	100.0%

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2019

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$20	0.1%	$804	16.8%	$535	14.3%	$78	22.1%	$1,437	6.4%
AA	2,807	20.5	195	4.1	1,537	41.0	11	3.1	4,550	20.1
A	4,477	32.6	815	17.0	619	16.5	133	37.7	6,044	26.7
BBB	4,719	34.4	2,851	59.6	523	13.9	131	37.1	8,224	36.4
BIG	1,698	12.4	121	2.5	538	14.3	—	—	2,357	10.4
Total net par outstanding	$13,721	100.0%	$4,786	100.0%	$3,752	100.0%	$353	100.0%	$22,612	100.0%

In addition to amounts shown in the table above, the Company had outstanding commitments to provide guaranties of $619 million of structured finance gross par as of December 31, 2020. These commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty’s request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Financial Guaranty Portfolio
by Sector

	Gross Par Outstanding		Net Par Outstanding
	As of		As of
Sector	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(in millions)
Public finance:
U.S.:
Tax backed	$3,446	$4,109	$2,671	$3,059
Transportation	3,112	3,270	2,283	2,393
General obligation	4,307	5,622	1,928	2,336
Infrastructure finance	2,106	2,367	1,796	1,994
Municipal utilities	1,787	2,896	935	1,443
Healthcare	453	890	358	662
Investor-owned utilities	427	437	336	344
Higher education	408	691	210	334
Renewable energy	176	181	126	130
Housing revenue	130	137	104	109
Other public finance	804	1,271	581	917
Total public finance—U.S.	17,156	21,871	11,328	13,721
Non-U.S.:
Regulated utilities	3,297	3,462	1,731	1,918
Infrastructure finance	1,674	2,022	1,405	1,622
Pooled infrastructure	1,449	1,416	724	708
Sovereign and sub-sovereign	289	283	289	283
Renewable energy	351	341	262	255
Total public finance—non-U.S.	7,060	7,524	4,411	4,786
Total public finance	24,216	29,395	15,739	18,507
Structured finance:
U.S.:
Pooled corporate obligations	1,192	1,350	948	1,081
RMBS	1,079	1,368	928	1,158
Insurance securitization	2,457	2,095	716	563
Consumer receivables	521	650	428	534
Other structured finance	569	561	439	416
Total structured finance—U.S.	5,818	6,024	3,459	3,752
Non-U.S.:
RMBS	194	214	191	210
Pooled corporate obligations	—	3	—	3
Other structured finance	123	183	94	140
Total structured finance—non-U.S.	317	400	285	353
Total structured finance	6,135	6,424	3,744	4,105
Total par outstanding	$30,351	$35,819	$19,483	$22,612

    Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Expected Amortization of
Net Par Outstanding
As of December 31, 2020

	Public Finance	Structured Finance	Total
	(in millions)
0 to 5 years	$3,487	$1,775	$5,262
5 to 10 years	3,171	781	3,952
10 to 15 years	3,129	404	3,533
15 to 20 years	2,952	653	3,605
20 years and above	3,000	131	3,131
Total net par outstanding	$15,739	$3,744	$19,483

Components of BIG Net Par Outstanding
As of December 31, 2020

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in millions)
Public finance:
U.S. public finance	$217	$11	$1,092	$1,320	$11,328
Non-U.S. public finance	119	—	—	119	4,411
Public finance	336	11	1,092	1,439	15,739
Structured finance:
U.S. RMBS	78	21	362	461	928
Other structured finance	18	2	12	32	2,816
Structured finance	96	23	374	493	3,744
Total	$432	$34	$1,466	$1,932	$19,483

Components of BIG Net Par Outstanding
As of December 31, 2019

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in millions)
Public finance:
U.S. public finance	$200	$294	$1,204	$1,698	$13,721
Non-U.S. public finance	121	—	—	121	4,786
Public finance	321	294	1,204	1,819	18,507
Structured finance:
U.S. RMBS	83	26	411	520	1,158
Other structured finance	4	2	12	18	2,947
Structured finance	87	28	423	538	4,105
Total	$408	$322	$1,627	$2,357	$22,612

Financial Guaranty Portfolio
BIG Net Par Outstanding
and Number of Risks
As of December 31, 2020

	Net Par Outstanding			Number of Risks (2)
Description	Financial Guaranty Insurance (1)	Credit Derivative	Total	Financial Guaranty Insurance (1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$373	$59	$432	65	6	71
Category 2	30	4	34	14	1	15
Category 3	1,427	39	1,466	101	7	108
Total BIG	$1,830	$102	$1,932	180	14	194

Financial Guaranty Portfolio
BIG Net Par Outstanding
and Number of Risks
As of December 31, 2019

	Net Par Outstanding			Number of Risks (2)
Description	Financial Guaranty Insurance (1)	Credit Derivative	Total	Financial Guaranty Insurance (1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$350	$58	$408	74	6	80
Category 2	319	3	322	18	1	19
Category 3	1,578	49	1,627	105	7	112
Total BIG	$2,247	$110	$2,357	197	14	211
 ____________________
(1)    Includes FG VIEs.
(2)    A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

    The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Geographic Distribution of
Net Par Outstanding
As of December 31, 2020

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in millions)
U.S.:
U.S. Public finance:
California	245	$3,142	16.1%
Puerto Rico	17	1,117	5.7
Texas	131	1,084	5.6
New Jersey	44	990	5.1
New York	125	578	3.0
Illinois	108	549	2.8
Virginia	11	444	2.3
Florida	54	420	2.1
District of Columbia	1	339	1.7
Massachusetts	43	249	1.3
Other	484	2,416	12.4
Total U.S. public finance	1,263	11,328	58.1
U.S. Structured finance (multiple states)	328	3,459	17.7
Total U.S.	1,591	14,787	75.8
Non-U.S.:
United Kingdom	75	3,168	16.3
Australia	6	404	2.1
Mexico	2	161	0.8
New Zealand	1	154	0.8
Chile	4	152	0.8
Other	38	657	3.4
Total non-U.S.	126	4,696	24.2
Total	1,717	$19,483	100.0%

Exposure to Puerto Rico

    The Company had insured exposure to general obligation bonds of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and various obligations of its related authorities and public corporations aggregating $1.1 billion net par as of December 31, 2020, all of which was rated BIG. Beginning on January 1, 2016, a number of Puerto Rico exposures have defaulted on bond payments, and the Company has now paid claims on all of its Puerto Rico exposures except for Puerto Rico Aqueduct and Sewer Authority (PRASA), Municipal Finance Agency (MFA) and University of Puerto Rico (U of PR).

    On November 30, 2015 and December 8, 2015, the then governor of Puerto Rico issued executive orders (Clawback Orders) directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to "claw back" certain taxes pledged to secure the payment of bonds issued by the Puerto Rico Highways and Transportation Authority (PRHTA), Puerto Rico Infrastructure Financing Authority (PRIFA), and Puerto Rico Convention Center District Authority (PRCCDA). The Puerto Rico exposures insured by the Company subject to clawback are shown in the table “Puerto Rico Net Par Outstanding.”

    On June 30, 2016, the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) was signed into law. PROMESA established a seven-member financial oversight board (Oversight Board) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico. Title III of PROMESA provides for a process analogous to a voluntary bankruptcy process under chapter 9 of the United States Bankruptcy Code (Bankruptcy Code). With the terms of the original seven members of the Oversight Board having expired, the Oversight Board was reconstituted in late 2020 and early 2021 with a number of new members as well as several incumbents.

The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations the Company insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. In addition, the Commonwealth, the Oversight Board and others have taken legal action naming the Company as a party. See “Puerto Rico Litigation” below.

    The Company also participates in mediation and negotiations relating to its Puerto Rico exposure. The COVID-19 pandemic and evolving governmental and private responses to the pandemic are impacting both Puerto Rico itself and the process of resolving the payment defaults of the Commonwealth and some of its related authorities and public corporations, including delaying related litigation, the various Title III proceedings, and other legal proceedings.

    The final form and timing of responses to Puerto Rico’s financial distress, the devastation of Hurricane Maria and the COVID-19 pandemic and evolving governmental and private responses to the pandemic, eventually taken by the federal government or implemented under the auspices of PROMESA and the Oversight Board or otherwise, and the final impact on the Company, after resolution of legal challenges, of any such responses on obligations insured by the Company, are uncertain. The impact of developments relating to Puerto Rico during any quarter or year could be material to the Company's results of operations and shareholder's equity.

    The Company groups its Puerto Rico exposure into three categories:

•Constitutionally Guaranteed. The Company includes in this category public debt benefiting from Article VI of the Constitution of the Commonwealth, which expressly provides that interest and principal payments on the public debt are to be paid before other disbursements are made.

•Public Corporations – Certain Revenues Potentially Subject to Clawback. The Company includes in this category the debt of public corporations for which applicable law permits the Commonwealth to claw back, subject to certain conditions and for the payment of public debt, at least a portion of the revenues supporting the bonds the Company insures. As a constitutional condition to clawback, available Commonwealth revenues for any fiscal year must be insufficient to pay Commonwealth debt service before the payment of any appropriations for that year.  The Company believes that this condition has not been satisfied to date, and accordingly that the Commonwealth has not to date been entitled to claw back revenues supporting debt insured by the Company.

•Other Public Corporations. The Company includes in this category the debt of public corporations that are supported by revenues it does not believe are subject to clawback.

Constitutionally Guaranteed

    General Obligation. As of December 31, 2020, the Company had $185 million insured net par outstanding of the general obligations of Puerto Rico, which are supported by the good faith, credit and taxing power of the Commonwealth. Despite the requirements of Article VI of its Constitution, the Commonwealth defaulted on the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since that date.The Oversight Board has filed a petition under Title III of PROMESA with respect to the Commonwealth.

On May 27, 2020, the Oversight Board certified a revised fiscal plan for the Commonwealth. The revised certified Commonwealth fiscal plan contemplates a reduction in financial resources available for debt service as a result of efforts to contain, and the impact on the economy from, the COVID-19 pandemic. That revised fiscal plan also contemplates a postponement of reforms for the Commonwealth. The Company continues to disagree with the Oversight Board’s view of available resources.

    On February 23, 2021, the Oversight Board announced it had entered into a revised general obligation Plan Support Agreement (GO PSA) with certain general obligation (GO) and Puerto Rico Public Buildings Authority (PBA) bondholders and insurers representing approximately $11.7 billion, approximately 62% of the aggregate amount of general obligation and PBA bond claims. In general, the GO PSA provides for lower Commonwealth debt service payments per annum relative to the Plan Support Agreement signed in February 2020 (February 2020 PSA), extends the tenor of new recovery bonds, increases the amount of cash distributed to creditors, and provides additional consideration in the form of a contingent value instrument. This contingent value instrument is intended to provide creditors with additional returns tied to outperformance of the Puerto Rico Sales and Use tax against May of 2020 certified fiscal plan projections. AGM and AGC each are a conditional support party to the GO PSA with an absolute withdrawal right that extends until March 31, 2021. While conditional support parties, AGM and AGC intend to negotiate an acceptable treatment of their PRHTA, PRCCDA and PRIFA revenue bond claims against the Commonwealth and its associated instrumentalities. The GO PSA purports to provide a framework to address approximately $18.8 billion of Commonwealth debt (including PBA debt), and provides for different recoveries based on the bonds’ vintage issuance date, with GO and PBA bonds issued before 2011 (Vintage) receiving higher recoveries than GO and PBA bonds issued in 2011 and thereafter (except that, for purposes of the GO PSA, Series 2011A GO bonds would be treated as Vintage bonds). The differentiated recovery scheme provided under the GO PSA is purportedly based on the Oversight Board’s attempt to invalidate the non-Vintage GO and PBA bonds (see “Puerto Rico Litigation” below).

On March 8, 2021, the Oversight Board filed with the Title III court a Second Amended Title III Joint Plan of Adjustment of the Commonwealth (Amended POA) that purports to restructure approximately $35 billion of debt (including the GO bonds) and other claims against the government of Puerto Rico and certain entities and $50 billion in pension obligations. The Amended POA includes the terms of the settlement relating to the GO bonds embodied in the GO PSA. The Company believes the proposed treatment of certain revenue bond claims included under the Amended POA, as filed on March 8, 2021, does not comply with the laws and constitution of Puerto Rico and the provisions of PROMESA and does not satisfy the statutory requirements for confirmation of a plan of adjustment under Title III of PROMESA.

    PBA. As of December 31, 2020, the Company had $134 million insured net par outstanding of PBA bonds, which are supported by a pledge of the rents due under leases of government facilities to departments, agencies, instrumentalities and municipalities of the Commonwealth, and that benefit from a Commonwealth guaranty supported by a pledge of the Commonwealth’s good faith, credit and taxing power. Despite the requirements of Article VI of the Commonwealth's Constitution, the PBA defaulted on most of the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since then. On September 27, 2019, the Oversight Board filed a petition under Title III of PROMESA with respect to the PBA to allow the restructuring of the PBA claims through the Amended POA.

The PBA bonds are covered by the GO PSA, described above. As noted above, on March 8, 2021, the Oversight Board filed with the Title III court an Amended POA that purports to restructure approximately $35 billion of debt (including the PBA bonds) and other claims against the government of Puerto Rico and certain entities and $50 billion in pension obligations. The Amended POA includes the terms of the settlement relating to the PBA bonds embodied in the GO PSA. The Company believes the proposed treatment of certain revenue bond claims included under the Amended POA, as filed on March 8, 2021, does not comply with the laws and constitution of Puerto Rico and the provisions of PROMESA and does not satisfy the statutory requirements for confirmation of a plan of adjustment under Title III of PROMESA.

Public Corporations - Certain Revenues Potentially Subject to Clawback

    PRHTA. As of December 31, 2020, the Company had $472 million insured net par outstanding of PRHTA (transportation revenue) bonds and $63 million insured net par outstanding of PRHTA (highway revenue) bonds. The transportation revenue bonds are secured by a subordinate gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls, plus a first lien on up to $120 million annually of taxes on crude oil, unfinished oil and derivative products. The highway revenue bonds are secured by a gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls. The non-toll revenues consisting of excise taxes and fees collected by the Commonwealth on behalf of PRHTA and its bondholders that are statutorily allocated to PRHTA and its bondholders are potentially subject to clawback. Despite the presence of funds in relevant debt service reserve accounts that the Company believes should have been employed to fund debt service, PRHTA defaulted on the full July 1, 2017 insured debt service payment, and the Company has been making claim payments on these bonds since that date. The Oversight Board has filed a petition under Title III of PROMESA with respect to PRHTA.

    On June 26, 2020, the Oversight Board certified a revised fiscal plan for PRHTA. The revised certified PRHTA fiscal plan projects very limited capacity to pay debt service over the five-year forecast period.

    PRCCDA. As of December 31, 2020, the Company had $152 million insured net par outstanding of PRCCDA bonds, which are secured by certain hotel tax revenues. These revenues are sensitive to the level of economic activity in the area and are potentially subject to clawback. There were sufficient funds in the PRCCDA bond accounts to make only partial payments on the July 1, 2017 PRCCDA bond payments guaranteed by the Company, and the Company has been making claim payments on these bonds since that date.

    PRIFA. As of December 31, 2020, the Company had $15 million insured net par outstanding of PRIFA bonds, which are secured primarily by the return to PRIFA and its bondholders of a portion of federal excise taxes paid on rum. These revenues are potentially subject to the clawback. The Company has been making claim payments on the PRIFA bonds since January 2016.

Other Public Corporations

    Puerto Rico Electric Power Authority (PREPA). As of December 31, 2020, the Company had $71 million insured net par outstanding of PREPA obligations, which are secured by a lien on the revenues of the electric system. The Company has been making claim payments on these bonds since July 1, 2017. On July 2, 2017, the Oversight Board commenced proceedings for PREPA under Title III of PROMESA.

On May 3, 2019, AGM and AGC entered into a restructuring support agreement with PREPA (PREPA RSA) and other stakeholders, including a group of uninsured PREPA bondholders, the Commonwealth of Puerto Rico, and the Oversight Board, that is intended to, among other things, provide a framework for the consensual resolution of the treatment of the Company’s insured PREPA revenue bonds in PREPA's recovery plan. Upon consummation of the restructuring transaction, PREPA’s revenue bonds will be exchanged into new securitization bonds issued by a special purpose corporation and secured by a segregated transition charge assessed on electricity bills.

    The closing of the restructuring transaction is subject to a number of conditions, including approval by the Title III Court of the PREPA RSA and settlement described therein, a minimum of 67% support of voting bondholders for a plan of adjustment that includes this proposed treatment of PREPA revenue bonds and confirmation of such plan by the Title III court, and execution of acceptable documentation and legal opinions. Under the PREPA RSA, the Company has the option to guarantee its allocated share of the securitization exchange bonds, which may then be offered and sold in the capital markets. The Company believes that the additive value created by attaching its guarantee to the securitization exchange bonds would materially improve its overall recovery under the transaction, as well as generate new insurance premiums; and therefore that its economic results could differ from those reflected in the PREPA RSA.

On June 29, 2020, the Oversight Board certified a revised fiscal plan for PREPA. The revised certified PREPA fiscal plan projects no capacity to pay debt service over the five-year forecast period without incurring rate increases.

MFA. As of December 31, 2020, the Company had $23 million net par outstanding of bonds issued by MFA secured by a lien on local property tax revenues. The MFA bond accounts contained sufficient funds to make the MFA bond payments due through the date of this filing that were guaranteed by the Company, and those payments were made in full.

    U of PR. As of December 31, 2020, the Company had $1 million insured net par outstanding of U of PR bonds, which are general obligations of the university and are secured by a subordinate lien on the proceeds, profits and other income of the university, subject to a senior pledge and lien for the benefit of outstanding university system revenue bonds. As of the date of this filing, all debt service payments on U of PR bonds insured by the Company have been made.

Resolved Commonwealth Credit

    PRASA. In the fourth quarter of 2020 $283 million of PRASA obligations insured by the Company were refunded, reducing the Company's exposure to such bonds to $1 million of insured net par as of December 31, 2020. The Company's insured PRASA obligations are secured by a lien on the gross revenues of the water and sewer system.

Puerto Rico Litigation

    The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations it insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. In addition, the Commonwealth, the Oversight Board and others have taken legal action naming the Company as party.

    Currently, there are numerous legal actions relating to the default by the Commonwealth and certain of its entities on debt service payments, and related matters, and the Company is a party to a number of them. On July 24, 2019, Judge Laura Taylor Swain of the United States District Court for the District of Puerto Rico (Federal District Court for Puerto Rico) held an omnibus hearing on litigation matters relating to the Commonwealth. At that hearing, she imposed a stay through November 30, 2019, on a series of adversary proceedings and contested matters amongst the stakeholders and imposed mandatory mediation on all parties through that date. On October 28, 2019, Judge Swain extended the stay until December 31, 2019, and has since stayed the proceedings pending the Court's determination on the Commonwealth's plan of adjustment. A number of the legal actions in which the Company is involved remain subject to stay orders.

On January 7, 2016, AGM, AGC and Ambac Assurance Corporation commenced an action for declaratory judgment and injunctive relief in the Federal District Court for Puerto Rico to invalidate the executive orders issued on November 30, 2015 and December 8, 2015 by the then governor of Puerto Rico directing that the Secretary of the Treasury of the Commonwealth of Puerto Rico and the Puerto Rico Tourism Company claw back certain taxes and revenues pledged to secure the payment of bonds issued by the PRHTA, the PRCCDA and PRIFA. The Commonwealth defendants filed a motion to dismiss the action for lack of subject matter jurisdiction, which the court denied on October 4, 2016. On October 14, 2016, the Commonwealth defendants filed a notice of PROMESA automatic stay. While the PROMESA automatic stay expired on May 1, 2017, on May 17, 2017, the court stayed the action under PROMESA.

On June 3, 2017, AGC and AGM filed an adversary complaint in the Federal District Court for Puerto Rico seeking (i) a judgment declaring that the application of pledged special revenues to the payment of the PRHTA bonds is not subject to the PROMESA Title III automatic stay and that the Commonwealth has violated the special revenue protections provided to the PRHTA bonds under the Bankruptcy Code; (ii) an injunction enjoining the Commonwealth from taking or causing to be taken any action that would further violate the special revenue protections provided to the PRHTA bonds under the Bankruptcy Code; and (iii) an injunction ordering the Commonwealth to remit the pledged special revenues securing the PRHTA bonds in accordance with the terms of the special revenue provisions set forth in the Bankruptcy Code. On January 30, 2018, the court rendered an opinion dismissing the complaint and holding, among other things, that (x) even though the special revenue provisions of the Bankruptcy Code protect a lien on pledged special revenues, those provisions do not mandate the turnover of pledged special revenues to the payment of bonds and (y) actions to enforce liens on pledged special revenues remain stayed. A hearing on AGM and AGC’s appeal of the trial court’s decision to the United States Court of Appeals for the First Circuit (First Circuit) was held on November 5, 2018. On March 26, 2019, the First Circuit issued its opinion affirming the trial court’s decision and held that Sections 928(a) and 922(d) of the Bankruptcy Code permit, but do not require, continued payments during the pendency of the Title III proceedings. The First Circuit agreed with the trial court that (i) Section 928(a) of the Bankruptcy Code does not mandate the turnover of special revenues or require continuity of payments to the PRHTA bonds during the pendency of the Title III proceedings, and (ii) Section 922(d) of the Bankruptcy Code is not an exception to the automatic stay that would compel PRHTA, or third parties holding special revenues, to apply special revenues to outstanding obligations. On April 9, 2019, AGM, AGC and other petitioners filed a petition with the First Circuit seeking a rehearing by the full court; the petition was denied by the First Circuit on July 31, 2019. On September 20, 2019, AGC, AGM and other petitioners filed a petition for review by the U.S. Supreme Court of the First Circuit's holding, which was denied on January 13, 2020.

On June 26, 2017, AGM and AGC filed a complaint in the Federal District Court for Puerto Rico seeking (i) a declaratory judgment that the PREPA restructuring support agreement executed in December 2015 (2015 PREPA RSA) is a “Preexisting Voluntary Agreement” under Section 104 of PROMESA and the Oversight Board’s failure to certify the 2015 PREPA RSA is an unlawful application of Section 601 of PROMESA; (ii) an injunction enjoining the Oversight Board from unlawfully applying Section 601 of PROMESA and ordering it to certify the 2015 PREPA RSA; and (iii) a writ of mandamus requiring the Oversight Board to comply with its duties under PROMESA and certify the 2015 PREPA RSA. On July 21, 2017, in light of its PREPA Title III petition on July 2, 2017, the Oversight Board filed a notice of stay under PROMESA.

On July 18, 2017, AGM and AGC filed in the Federal District Court for Puerto Rico a motion for relief from the automatic stay in the PREPA Title III bankruptcy proceeding and a form of complaint seeking the appointment of a receiver for PREPA. The court denied the motion on September 14, 2017, but on August 8, 2018, the First Circuit vacated and remanded the court's decision. On October 3, 2018, AGM and AGC, together with other bond insurers, filed a motion with the court to lift the automatic stay to commence an action against PREPA for the appointment of a receiver. Under the PREPA RSA, AGM and AGC have agreed to withdraw from the lift stay motion upon the Title III Court’s approval of the settlement of claims embodied in the PREPA RSA. The Oversight Board filed a status report on May 15, 2020 regarding PREPA's financial condition and its request for approval of the PREPA RSA settlement, in which it requested that it be permitted to file an updated report by July 31, 2020 and that all proceedings related to the approval of the PREPA RSA settlement continue to be adjourned. On May 22, 2020, the Title III Court issued an order to that effect. The Oversight Board has filed updated status reports on July 31, 2020, September 25, 2020, December 9, 2020, and March 10, 2021.

    On May 23, 2018, AGM and AGC filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment declaring that (i) the Oversight Board lacked authority to develop or approve the new fiscal plan for Puerto Rico which it certified on April 19, 2018 (Revised Fiscal Plan); (ii) the Revised Fiscal Plan and the Fiscal Plan Compliance Law (Compliance Law) enacted by the Commonwealth to implement the original Commonwealth Fiscal Plan violate various sections of PROMESA; (iii) the Revised Fiscal Plan, the Compliance Law and various moratorium laws and executive orders enacted by the Commonwealth to prevent the payment of debt service (a) are unconstitutional and void because they violate the Contracts, Takings and Due Process Clauses of the U.S. Constitution and (b) are preempted by various sections of PROMESA; and (iv) no Title III plan of adjustment based on the Revised Fiscal Plan can be confirmed under PROMESA. On August 13, 2018, the court-appointed magistrate judge granted the Commonwealth's and the Oversight Board's motion to stay this adversary proceeding pending a decision by the First Circuit in an appeal by Ambac Assurance Corporation of an unrelated adversary proceeding decision, which the First Circuit rendered on June 24, 2019.On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters through November 30, 2019, with a mandatory mediation element. Judge Swain extended the stay until December 31, 2019, and further extended the stay until March 11, 2020. Pursuant to the request of AGM, AGC and the defendants, Judge Swain ordered on September 6, 2019 that the claims in this complaint be addressed in the Commonwealth plan confirmation process and be subject to her July 24, 2019 stay and mandatory mediation order and be addressed in the Commonwealth plan confirmation process. Judge Swain postponed certain deadlines and hearings, including those related to the plan of adjustment, indefinitely as a result of the COVID-19 pandemic. Pursuant to the court's order, the Oversight Board filed an updated status report on September 9, 2020, as well as a subsequent update on October 25, 2020, regarding the effects of the pandemic on the Commonwealth. Subsequently, the court ordered the Oversight Board to file a further updated report by December 8, 2020 and, no later than February 10, 2021, an amended Commonwealth disclosure statement and plan of adjustment or, at a minimum, a term sheet outlining such amendments necessitated by the COVID-19 pandemic. On February 10, 2021, the Oversight Board filed a motion to extend the deadline to March 8, 2021 given a recent preliminary agreement with creditors. On March 8, 2021, the Oversight Board filed a disclosure statement and a second amended Commonwealth plan of adjustment intended to implement a Plan Support Agreement dated as of February 22, 2021, to which AGM and AGC have given conditional support, with a right to withdraw on or before March 31, 2021. The AGM and AGC support is conditioned on the Plan Support Agreement becoming part of a consensually negotiated and comprehensive solution that would include PRHTA, PRCCDA and PRIFA.

    On July 23, 2018, AGC and AGM filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment (i) declaring the members of the Oversight Board are officers of the U.S. whose appointments were unlawful under the Appointments Clause of the U.S. Constitution; (ii) declaring void from the beginning the unlawful actions taken by the Oversight Board to date, including (x) development of the Commonwealth's Fiscal Plan, (y) development of PRHTA's Fiscal Plan, and (z) filing of the Title III cases on behalf of the Commonwealth and PRHTA; and (iii) enjoining the Oversight Board from taking any further action until the Oversight Board members have been lawfully appointed in conformity with the Appointments Clause of the U.S. Constitution. The Title III court dismissed a similar lawsuit filed by another party in the Commonwealth’s Title III case in July 2018. On August 3, 2018, a stipulated judgment was entered against AGM and AGC at their request based upon the court's July decision in the other Appointments Clause lawsuit and, on the same date, AGM and AGC appealed the stipulated judgment to the First Circuit. On August 15, 2018, the court consolidated, for purposes of briefing and oral argument, AGM and AGC's appeal with the other Appointments Clause lawsuit. The First Circuit consolidated AGM and AGC's appeal with a third Appointments Clause lawsuit on September 7, 2018 and held a hearing on December 3, 2018. On February 15, 2019, the First Circuit issued its ruling on the appeal and held that members of the Oversight Board were not appointed in compliance with the Appointments Clause of the U.S. Constitution but declined to dismiss the Title III petitions citing the (i) de facto officer doctrine and (ii) negative consequences to the many innocent third parties who relied on the Oversight Board’s actions to date, as well as the further delay which would result from a dismissal of the Title III petitions. The case was remanded back to the Federal District Court for Puerto Rico for the appellants’ requested declaratory relief that the appointment of the board members of the Oversight Board is unconstitutional. The First Circuit delayed the effectiveness of its ruling for 90 days so as to allow the President and the Senate to validate the defective appointments or reconstitute the Oversight Board in accordance with the Appointments Clause. On April 23, 2019, the Oversight Board filed a petition for review by the U.S. Supreme Court of the First Circuit's holding that its members were not appointed in compliance with the Appointments Clause and on the following day filed a motion in the First Circuit to further stay the effectiveness of the First Circuit’s February 15, 2019 ruling pending final disposition by the U.S. Supreme Court. On May 24, 2019, AGC and AGM filed a petition for a review by the U.S. Supreme Court of the First Circuit’s holding that the de facto officer doctrine allows courts to deny meaningful relief to successful challengers suffering ongoing injury at the hands of unconstitutionally appointed officers. On July 2, 2019, the First Circuit granted the Oversight Board’s motion to stay the effectiveness of the First Circuit’s February 15, 2019 ruling pending final disposition by the U.S. Supreme Court. On October 15, 2019, the U.S. Supreme Court heard oral arguments on the First Circuit's ruling. On June 1, 2020, the U.S. Supreme Court issued its opinion, reversing the First Circuit and holding that the selection process prescribed under PROMESA for Oversight Board members does not violate the Appointments Clause.

    On December 21, 2018, the Oversight Board and the Official Committee of Unsecured Creditors of all Title III Debtors (other than COFINA) filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment declaring that (i) the leases to public occupants entered into by the PBA are not “true leases” for purposes of Section 365(d)(3) of the Bankruptcy Code and therefore the Commonwealth has no obligation to make payments to the PBA under the leases or

Section 365(d)(3) of the Bankruptcy Code, (ii) the PBA is not entitled to a priority administrative expense claim under the leases pursuant to Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code, and (iii) any such claims filed or asserted against the Commonwealth are disallowed. On January 28, 2019, the PBA filed an answer to the complaint. On March 12, 2019, the Federal District Court for Puerto Rico granted, with certain limitations, AGM’s and AGC’s motion to intervene. On March 21, 2019, AGM and AGC, together with certain other intervenors, filed a motion for judgment on the pleadings. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element. Judge Swain extended the stay until December 31, 2019, and has since stayed the proceedings pending the Court's determination on the Commonwealth's plan of adjustment.

    On May 2, 2019, the Oversight Board and the Official Committee of Unsecured Creditors filed an adversary complaint in the Federal District Court for Puerto Rico against various Commonwealth general obligation bondholders and bond insurers, including AGC and AGM, that had asserted in their proofs of claim that their bonds are secured. The complaint seeks a judgment declaring that defendants do not hold consensual or statutory liens and are unsecured claimholders to the extent they hold allowed claims. The complaint also asserts that even if Commonwealth law granted statutory liens, such liens are avoidable under Section 545 of the Bankruptcy Code. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element. Judge Swain has since stayed these proceedings pending the Court's determination on the Commonwealth's plan of adjustment.

    On May 20, 2019, the Oversight Board and the Official Committee of Unsecured Creditors filed an adversary complaint in the Federal District Court for Puerto Rico against the fiscal agent and holders and/or insurers, including AGC and AGM, that have asserted their PRHTA bond claims are entitled to secured status in PRHTA’s Title III case. Plaintiffs are seeking to avoid the PRHTA bondholders’ liens and contend that (i) the scope of any lien only applies to revenues that have been both received by PRHTA and deposited in certain accounts held by the fiscal agent and does not include PRHTA’s right to receive such revenues; (ii) any lien on revenues was not perfected because the fiscal agent does not have “control” of all accounts holding such revenues; (iii) any lien on the excise tax revenues is no longer enforceable because any rights PRHTA had to receive such revenues are preempted by PROMESA; and (iv) even if PRHTA held perfected liens on PRHTA’s revenues and the right to receive such revenues, such liens were terminated by Section 552(a) of the Bankruptcy Code as of the petition date. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element; Judge Swain extended the stay through December 31, 2019, and extended the stay again pending further order of the court on the understanding that these issues will be resolved in other proceedings.

    On September 30, 2019, certain parties that either had advanced funds to PREPA for the purchase of fuel or had succeeded to such claims (Fuel Line Lenders) filed an amended adversary complaint in the Federal District Court for Puerto Rico against the Oversight Board, PREPA, the Puerto Rico Fiscal Agency and Financial Advisory Authority (AAFAF), U.S. Bank National Association, as trustee for PREPA bondholders, and various PREPA bondholders and bond insurers, including AGC and AGM. The complaint seeks, among other things, declarations that the advances made by the Fuel Line Lenders are Current Expenses as defined in the trust agreement pursuant to which the PREPA bonds were issued and there is no valid lien securing the PREPA bonds unless and until the Fuel Line Lenders are paid in full, as well as orders subordinating the PREPA bondholders’ lien and claim to the Fuel Line Lenders’ claims and declaring the PREPA RSA null and void. The Oversight Board filed a status report on May 15, 2020, regarding PREPA's financial condition and its request for approval of the PREPA RSA settlement, in which it requested that it be permitted to file an updated report by July 31, 2020, that all proceedings related to the approval of the PREPA RSA settlement continue to be adjourned, and that the hearing in this adversary proceeding scheduled for June 3, 2020 be adjourned. On May 22, 2020, the Title III Court issued an order to that effect.

    On October 30, 2019, the retirement system for PREPA employees (SREAEE) filed an amended adversary complaint in the Federal District Court for Puerto Rico against the Oversight Board, PREPA, AAFAF, the Commonwealth, the Governor of Puerto Rico, and U.S. Bank National Association, as trustee for PREPA bondholders. The complaint seeks, among other things, declarations that amounts owed to SREAEE are Current Expenses as defined in the trust agreement pursuant to which the PREPA bonds were issued, that there is no valid lien securing the PREPA bonds other than on amounts in the sinking funds and that SREAEE is a third-party beneficiary of certain trust agreement provisions, as well as orders subordinating the PREPA bondholders’ lien and claim to the SREAEE claims. On November 7, 2019, the court granted a motion to intervene by AGC and AGM. The Oversight Board filed a status report on May 15, 2020 regarding PREPA’s financial condition and its request for approval of the PREPA RSA settlement, in which it requested that it be permitted to file an updated report by July 31, 2020, that all proceedings related to the approval of the PREPA RSA settlement continue to be adjourned, and that the hearing in this adversary proceeding scheduled for June 3, 2020 be adjourned. On May 22, 2020, the Title III Court issued an order to that effect.

    On January 16, 2020, AGM and AGC along with certain other monoline insurers filed in Federal District Court for Puerto Rico a motion (amending and superseding a motion filed by AGM and AGC on August 23, 2019) for relief from the automatic stay imposed pursuant to Title III of PROMESA to permit AGM and AGC and the other moving parties to enforce in another forum the application of the revenues securing the PRHTA Bonds (the PRHTA Revenues) or, in the alternative, for adequate protection for their property interests in PRHTA Revenues. A preliminary hearing on the motion occurred on June 4, 2020. Pursuant to orders issued on July 2, 2020 and September 9, 2020, Judge Swain denied the motion to the extent it sought stay relief or adequate protection with respect to liens or other property interests in PRHTA Revenues that have not been deposited in the related bond resolution funds. On September 23, 2020, AGM and AGC filed a notice of appeal of this denial and the underlying determinations to the First Circuit, which held oral arguments on February 4, 2021. On March 3, 2021, the First Circuit issued an opinion, finding that the District Court had not abused its discretion in denying lift stay relief. The First Circuit did not rule on whether movants had a property interest, noting that issue was actively being adjudicated before the District Court, which will eventually decide on a final basis, and on a more developed record, whether the insurers have a property interest.

    On January 16, 2020, the Oversight Board brought an adversary proceeding in the Federal District Court for Puerto Rico against AGM, AGC and other insurers of PRHTA Bonds, objecting to the bond insurers claims in the Commonwealth Title III proceedings and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee, for lack of standing and for any assertions of secured status or property interests with respect to PRHTA Revenues. Motions for partial summary judgment were filed on April 28, 2020, and a hearing was held on September 23, 2020. On January 20, 2021, Judge Swain ordered that certain discovery identified by the insurers was appropriate prior to a determination on the partial summary judgment motion.

On January 16, 2020, the Oversight Board, on behalf of the PRHTA, brought an adversary proceeding in the Federal District Court for Puerto Rico against AGM, AGC and other insurers of PRHTA Bonds, objecting to the bond insurers claims in the PRHTA Title III proceedings and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee and for any assertions of secured status or property interests with respect to PRHTA Revenues. This matter is stayed pending further order of the court.

On January 16, 2020, AGM and AGC along with certain other monoline insurers and the trustee for the PRIFA Rum Tax Bonds filed in Federal District Court for Puerto Rico a motion concerning application of the automatic stay to the revenues securing the PRIFA Bonds (the PRIFA Revenues), seeking an order lifting the automatic stay so that AGM and AGC and the other moving parties can enforce rights respecting the PRIFA Revenues in another forum or, in the alternative, that the Commonwealth must provide adequate protection for such parties’ lien on the PRIFA Revenues. A preliminary hearing on the motion occurred on June 4, 2020. Pursuant to orders issued on July 2, 2020 and September 9, 2020, Judge Swain denied the motion to the extent it sought stay relief or adequate protection with respect to PRIFA Revenues that have not been deposited in the related sinking fund. On September 23, 2020, AGM and AGC filed a notice of appeal of this denial and the underlying determinations to the First Circuit, which held oral arguments on February 4, 2021. On March 3, 2021, the First Circuit issued an opinion, finding that the District Court had not abused its discretion in denying lift stay relief. The First Circuit did not rule on whether movants had a property interest, noting that issue was actively being adjudicated before the District Court, which will eventually decide on a final basis, and on a more developed record, whether the insurers have a property interest.

    On January 16, 2020, the Oversight Board brought an adversary proceeding in the Federal District Court for Puerto Rico against AGC and other insurers of PRIFA Bonds, objecting to the bond insurers claims and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee, for lack of standing and for any assertions of secured status or ownership interests with respect to PRIFA Revenues. Motions for partial summary judgment were filed on April 28, 2020, and a hearing was held on September 23, 2020. On January 20, 2021, Judge Swain ordered that certain discovery identified by the insurers was appropriate prior to a determination on the partial summary judgment motion.

    On January 16, 2020, AGM and AGC along with certain other monoline insurers and the trustee for the PRCCDA Bonds filed in Federal District Court for Puerto Rico a motion concerning application of the automatic stay to the revenues securing the PRCCDA Bonds (the PRCCDA Revenues), seeking an order that an action to enforce rights respecting the PRCCDA Revenues in another forum is not subject to the automatic stay associated with the Commonwealth’s Title III proceeding or, in the alternative, if the court finds that the stay is applicable, lifting the automatic stay so that AGM, AGC and the other moving parties can enforce such rights in another forum or, in the further alternative, if the court finds the automatic stay applicable and does not lift it, that the Commonwealth must provide adequate protection for such parties’ lien on the PRCCDA Revenues. A preliminary hearing on the motion occurred on June 4, 2020. On July 2, 2020, Judge Swain held that a proposed enforcement action by AGM, AGC and other moving parties in another court would be subject to the automatic stay, that such parties have a colorable claim to a security interest in funds deposited in the “Transfer Account” and have shown a reasonable likelihood that a certain account held by Scotiabank is the Transfer Account, but denied the motion to the extent it sought stay relief or adequate protection with respect to PRCCDA Revenues that have not been deposited in the Transfer Account. Pursuant to a memorandum issued on September 9, 2020, Judge Swain held that the final hearing with respect to the Transfer Account shall be deemed to have occurred when the court issues its final decisions in the PRCCDA Adversary Proceeding concerning the identity of the Transfer Account and the parties’ respective rights in the alleged Transfer Account monies. Following the final hearing with respect to the Transfer Account, AGM and AGC intend to appeal the portion of the opinion constituting a denial and the underlying determinations related to the denial to the First Circuit.

    On January 16, 2020, the Oversight Board brought an adversary proceeding in the Federal District Court for Puerto Rico against AGC and other insurers of PRCCDA Bonds, objecting to the bond insurers claims and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee and for any assertions of secured status or property interests with respect to PRCCDA Revenues. Motions for partial summary judgment were filed on April 28, 2020, and a hearing was held on September 23, 2020. On January 20, 2021, Judge Swain ordered that certain discovery identified by the insurers was appropriate prior to a determination on the partial summary judgment motion.

Puerto Rico Par and Debt Service Schedules

    All Puerto Rico exposures are internally rated BIG. The following tables show the Company’s insured exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	As of		As of
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
(in millions)
Exposure to Puerto Rico	$1,340	$1,854	$2,115	$3,110

Puerto Rico
Net Par Outstanding

	As of
	December 31, 2020	December 31, 2019
	(in millions)
Commonwealth Constitutionally Guaranteed
Commonwealth of Puerto Rico - General Obligation Bonds (1)	$185	$268
PBA (1)	134	140
Public Corporations - Certain Revenues Potentially Subject to Clawback
PRHTA (Transportation revenue) (1)	472	480
PRHTA (Highway revenue) (1)	63	74
PRCCDA	152	152
PRIFA	15	15
Other Public Corporations
PREPA (1)	71	71
MFA	23	33
PRASA	1	284
U of PR	1	1
Total net exposure to Puerto Rico	$1,117	$1,518
____________________
(1)    As of the date of this filing, the Oversight Board has certified a filing under Title III of PROMESA for these exposures.

    The following table shows the scheduled amortization of the insured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the debt service due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico Net Par Outstanding
and Net Debt Service Outstanding
As of December 31, 2020

	Scheduled Net Par Amortization	Scheduled Net Debt Service Amortization
	(in millions)
2021 (January 1 - March 31)	$—	$28
2021 (April 1 - June 30)	—	—
2021 (July 1 - September 30)	53	82
2021 (October 1 - December 31)	—	—
Subtotal 2021	53	110
2022	35	89
2023	40	92
2024	16	67
2025	38	88
2026-2030	290	489
2031-2035	412	545
2036-2040	204	235
2041-2042	29	30
Total	$1,117	$1,745

Exposure to the U.S. Virgin Islands

     As of December 31, 2020, the Company had $11 million insured net par outstanding to the U.S. Virgin Islands and its related authorities (USVI), of which it rated $9 million BIG. The $9 million BIG USVI net par consisted of bonds of the Virgin Islands Water and Power Authority secured by a net revenue pledge of the electric system.

    In 2017, Hurricane Irma caused significant damage in St. John and St. Thomas, while Hurricane Maria made landfall on St. Croix as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and substantial damage to St. Croix’s businesses and infrastructure, including the power grid. More recently, the COVID-19 pandemic and evolving governmental and private responses to the pandemic have been impacting the USVI economy, especially the tourism sector. The USVI is benefiting from the federal response to the 2017 hurricanes and COVID-19 and has made its debt service payments to date.

4.    Expected Loss to be Paid (Recovered)

    Management compiles and analyzes loss information for all exposures on a consistent basis, in order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio. The Company monitors and assigns ratings and calculates expected loss to be paid (recovered) in the same manner for all its exposures regardless of form or differing accounting models. This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio.

    Expected cash outflows and inflows are probability weighted cash flows that reflect management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities. Expected loss to be paid (recovered) is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods for all contracts.

The expected loss to be paid (recovered) is equal to the present value of expected future cash outflows for claim and loss adjustment expense (LAE) payments, net of (i) inflows for expected salvage, subrogation and other recoveries, and (ii)

excess spread on underlying collateral. Cash flows are discounted at current risk-free rates. The Company updates the discount rates each quarter and reflects the effect of such changes in economic loss development. Net expected loss to be paid (recovered) is also net of amounts ceded to reinsurers.

In circumstances where the Company has purchased its own insured obligations that have expected losses, and in cases where issuers of insured obligations elected or the Company and an issuer mutually agreed as part of a negotiation to deliver the underlying collateral, insured obligation or a new security to the Company, expected loss to be paid (recovered) is reduced and the asset received is prospectively accounted for under the applicable guidance for that instrument. Insured obligations with expected losses that are purchased by the Company are referred to as loss mitigation securities and are recorded in the investment portfolio, at fair value excluding the value of the Company's insurance. For loss mitigation securities, the difference between the purchase price of the insured obligation and the fair value excluding the value of the Company's insurance (on the date of acquisition) is treated as a paid loss. See Note 8, Investments and Cash and Note 11, Fair Value Measurement.

Economic loss development represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

The insured portfolio includes policies accounted for under three separate accounting models depending on the characteristics of the contract and the Company's control rights. The three models are: (1) insurance as described in "Financial Guaranty Insurance Losses" in Note 5, Contracts Accounted for as Insurance, (2) derivatives as described in Note 11, Fair Value Measurement and Note 6, Contracts Accounted for as Credit Derivatives, and (3) VIE consolidation as described in Note 9, Variable Interest Entities. The Company has paid and expects to pay future losses and/or recover past losses on policies which fall under each of the three accounting models.

Loss Estimation Process

    The Company’s loss reserve committee estimates expected loss to be paid (recovered) for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committee reviews and refreshes its loss projection assumptions, scenarios and the probabilities it assigns to those scenarios based on actual developments during the quarter and its view of future performance.

    The financial guaranties issued by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances the Company has no right to cancel such financial guaranties. As a result, the Company's estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the life of most contracts.

    The Company does not use traditional actuarial approaches to determine its estimates of expected losses. The determination of expected loss to be paid (recovered) is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations, recovery rates, delinquency and prepayment rates (with respect to RMBS), timing of cash flows, and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and have a material effect on the Company's financial statements. Each quarter, the Company may revise its scenarios and update assumptions (which may include shifting probability weightings of its scenarios) based on public information as well as nonpublic information obtained through its surveillance and loss mitigation activities. Such information includes management's view of the potential impact of COVID-19 on its distressed exposures. Management assesses the possible implications of such information on each insured obligation, considering the unique characteristics of each transaction.

    Changes over a reporting period in the Company’s loss estimates for municipal obligations supported by specified revenue streams, such as revenue bonds issued by toll road authorities, municipal utilities or airport authorities, generally will be influenced by factors impacting their revenue levels, such as changes in demand; changing demographics; and other economic factors, especially if the obligations do not benefit from financial support from other tax revenues or governmental authorities. Changes over a reporting period in the Company’s loss estimates for its tax-supported public finance transactions generally will be influenced by factors impacting the public issuer’s ability and willingness to pay, such as changes in the economy and population of the relevant area; changes in the issuer’s ability or willingness to raise taxes, decrease spending or receive federal assistance; new legislation; rating agency actions that affect the issuer’s ability to refinance maturing obligations or issue new debt at a reasonable cost; changes in the priority or amount of pensions and other obligations owed to workers; developments in restructuring or settlement negotiations; and other political and economic factors. Changes in loss estimates may also be affected by the Company's loss mitigation efforts and other variables.

    Changes in the Company’s loss estimates for structured finance transactions generally will be influenced by factors impacting the performance of the assets supporting those transactions. For example, changes over a reporting period in the Company’s loss estimates for its RMBS transactions may be influenced by factors such as the level and timing of loan defaults experienced; changes in housing prices; results from the Company’s loss mitigation activities; and other variables.

    Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid.

    In some instances, the terms of the Company's policy give it the option to pay principal losses that have been recognized in the transaction but which it is not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The Company has sometimes exercised this option, which uses cash but reduces projected future losses.

    The following tables present a roll forward of net expected loss to be paid (recovered) for contracts under all accounting models (insurance, derivative and VIE). The Company used risk-free rates for U.S. dollar denominated obligations, that ranged from 0.00% to 1.72% with a weighted average of 0.55% as of December 31, 2020 and 0.00% to 2.45% with a weighted average of 1.94% as of December 31, 2019. Expected losses to be paid for transactions denominated in currencies other than the U.S. dollar represented approximately 1.4% and 0.9% of the total as of December 31, 2020 and December 31, 2019, respectively.

Net Expected Loss to be Paid (Recovered)
Roll Forward

	Year Ended December 31,
	2020	2019
	(in millions)
Net expected loss to be paid (recovered), beginning of period	$312	$354
Economic loss development (benefit) due to:
Accretion of discount	5	8
Changes in discount rates	22	(1)
Changes in timing and assumptions	48	6
Total economic loss development (benefit)	75	13
Net (paid) recovered losses	(149)	(55)
Net expected loss to be paid (recovered), end of period	$238	$312

Net Expected Loss to be Paid (Recovered)
Roll Forward by Sector

	Year Ended December 31, 2020
	Net Expected Loss to be Paid (Recovered) as of December 31, 2019	Economic Loss Development (Benefit)	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2020
	(in millions)
Public finance:
U.S. public finance	$247	$121	$(169)	$199
Non-U.S. public finance	2	1	—	3
Public finance	249	122	(169)	202
Structured finance:
U.S. RMBS	91	(30)	13	74
Other structured finance	(28)	(17)	7	(38)
Structured finance	63	(47)	20	36
Total	$312	$75	$(149)	$238

	Year Ended December 31, 2019
	Net Expected Loss to be Paid (Recovered) as of December 31, 2018	Economic Loss Development (Benefit)	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2019
	(in millions)
Public finance:
U.S. public finance	$314	$75	$(142)	$247
Non-U.S. public finance	4	(2)	—	2
Public finance	318	73	(142)	249
Structured finance:
U.S. RMBS	123	(60)	28	91
Other structured finance	(87)	—	59	(28)
Structured finance	36	(60)	87	63
Total	$354	$13	$(55)	$312
____________________
(1)    Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded as reinsurance recoverable on paid losses in other assets.

    The tables above include (1) LAE paid of $10 million and $14 million for the years ended December 31, 2020 and 2019, respectively, and (2) expected LAE to be paid of $8 million as of December 31, 2020 and $14 million as of December 31, 2019.

Net Expected Loss to be Paid (Recovered) and
Net Economic Loss Development (Benefit)
By Accounting Model

	Net Expected Loss to be Paid (Recovered)		Net Economic Loss Development (Benefit)
	As of December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(in millions)
Insurance (see Notes 5 and 7)	$240	$315	$77	$10
FG VIEs (see Note 9)	(1)	2	(3)	(5)
Credit derivatives (see Note 6)	(1)	(5)	1	8
Total	$238	$312	$75	$13

Selected U.S. Public Finance Transactions

    The Company insured general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.1 billion net par as of December 31, 2020, all of which was BIG. For additional information regarding the Company's Puerto Rico exposure, see "Exposure to Puerto Rico" in Note 3, Outstanding Exposure.

    The Company projects its total net expected loss across its troubled U.S. public finance exposures as of December 31, 2020, including those mentioned above, to be $199 million, compared with a net expected loss of $247 million as of December 31, 2019. The total net expected loss for troubled U.S. public finance exposures is net of a credit for estimated future recoveries of claims already paid. As of December 31, 2020, that credit was $432 million, compared with $313 million at December 31, 2019.

    The economic loss development for U.S. public finance transactions was $121 million in 2020, which was primarily attributable to Puerto Rico exposures. The loss development attributable to the Company’s Puerto Rico exposures reflects adjustments the Company made to the assumptions it uses in its scenarios based on the public information as discussed under "Exposure to Puerto Rico" in Note 3, Outstanding Exposure as well as nonpublic information related to its loss mitigation activities during the period.

U.S. RMBS Loss Projections

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any expected representation and warranty (R&W) recoveries/payables to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay through the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates (CDR), then projecting how the CDR will develop over time. Loans that are defaulted pursuant to the CDR after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A CDR is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or "collateral pool balance"). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector and vintage based on its experience to date. The Company continues to update its evaluation of these loss severities as new information becomes available.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for the collateral losses it projects as described above; assumed voluntary prepayments; and servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will improve. Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a trend. The assumptions that the Company uses to project RMBS losses are shown in the sections below.

Net Economic Loss Development (Benefit)
U.S. RMBS

	Year Ended December 31,
	2020	2019
	(in millions)
First lien U.S. RMBS	$(20)	$(14)
Second lien U.S. RMBS	(10)	(46)

As of December 31, 2020, the Company had a net R&W receivable of $8 million from R&W counterparties, compared with $11 million as of December 31, 2019. The Company’s agreements with providers of R&W generally provide for reimbursement to the Company as claim payments are made and, to the extent the Company later receives reimbursements of such claims from excess spread or other sources, for the Company to provide reimbursement to the R&W providers.

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

    The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss projections in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews the most recent 12 months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	As of December 31,
	2020	2019	2018
Delinquent/Modified in the Previous 12 Months
Alt-A and Prime	20%	20%	20%
Option ARM	20	20	20
Subprime	20	20	20
30 – 59 Days Delinquent
Alt-A and Prime	35	30	30
Option ARM	35	35	35
Subprime	30	35	40
60 – 89 Days Delinquent
Alt-A and Prime	40	40	40
Option ARM	45	45	45
Subprime	40	45	45
90+ Days Delinquent
Alt-A and Prime	55	55	50
Option ARM	60	55	55
Subprime	45	50	50
Bankruptcy
Alt-A and Prime	45	45	45
Option ARM	50	50	50
Subprime	40	40	40
Foreclosure
Alt-A and Prime	60	65	60
Option ARM	65	65	65
Subprime	55	60	60
Real Estate Owned
All	100	100	100

Towards the end of the first quarter of 2020, lenders began offering mortgage borrowers the option to forbear interest and principal payments of their loans due to the COVID -19 pandemic, and to repay such amounts at a later date. This resulted in an increase in early-stage delinquencies in RMBS transactions during the second quarter of 2020 and late-stage delinquencies during the second half of 2020. The Company's expected loss estimate assumes that a portion of delinquencies are due to COVID-19 related forbearances, and applies a liquidation rate of 20% to such loans. This is the same liquidation rate assumption used when estimating expected losses for current loans modified or delinquent within the last 12 months, as the Company believes this is the category that most resembles the population of new forbearance delinquencies.

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

    In the most heavily weighted scenario (the base case), after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant and then steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 2.5 years after the initial 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions had reached historically high levels, and the Company is assuming in the base case that the still elevated levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. Each quarter the Company reviews available data and (if necessary) adjusts its severities based on its observations. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years.
    The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid (recovered) for individual transactions for vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS

	As of December 31, 2020		As of December 31, 2019		As of December 31, 2018
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	0.0% - 6.2%	4.7%	0.3% - 5.9%	3.7%	1.2% - 10.3%	3.9%
Final CDR	0.0% - 0.3%	0.2%	0.0% - 0.3%	0.2%	0.1% - 0.5%	0.2%
Initial loss severity:
2005 and prior	60%		60%		60%
2006	70%		70%		70%
2007+	70%		70%		70%
Option ARM
Plateau CDR	2.3% - 10.0%	7.3%	1.8% - 6.3%	5.4%	1.8% - 6.8%	5.2%
Final CDR	0.1% - 0.5%	0.4%	0.1% - 0.3%	0.3%	0.1% - 0.3%	0.3%
Initial loss severity:
2005 and prior	60%		60%		60%
2006	60%		60%		60%
2007+	60%		70%		70%
Subprime
Plateau CDR	2.7% - 10.2%	5.4%	3.7% - 11.8%	5.9%	3.2% - 11.5%	6.3%
Final CDR	0.1% - 0.5%	0.3%	0.2% - 0.6%	0.3%	0.2% - 0.6%	0.3%
Initial loss severity:
2005 and prior	60%		75%		80%
2006	70%		75%		75%
2007+	70%		75%		95%

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for December 31, 2019.

    In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of December 31, 2020 and December 31, 2019.

    Total expected loss to be paid on all first lien U.S. RMBS was $83 million and $104 million as of December 31, 2020 and December 31, 2019, respectively. The $20 million economic benefit in 2020 for first lien U.S. RMBS was primarily attributable to higher excess spread on certain transactions, partially offset by changes in discount rates and COVID-19 related forbearances. Certain transactions benefit from excess spread when they are supported by large portions of fixed rate assets (either originally fixed or modified to be fixed) but have insured floating rate debt linked to LIBOR, which decreased in 2020 and so increased excess spread. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of December 31, 2020 as it used as of December 31, 2019, increasing and decreasing the periods of stress from those used in the base case. LIBOR may be discontinued, and it is not yet clear how this will impact the calculation of the various interest rates in this portfolio referencing LIBOR. The economic development attributable to changes in discount rates was a loss of $12 million in 2020.

    In the Company's most stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months, expected loss to be paid would increase from current projections by approximately $9 million for all first lien U.S. RMBS transactions.

    In the Company's least stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $6 million for all first lien U.S. RMBS transactions.

U.S. Second Lien RMBS Loss Projections

    Second lien RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien mortgages. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses or recoveries in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction, the CPR of the collateral, the interest rate environment, and assumptions about loss severity.

    In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. The Company estimates the amount of loans that will default over the next six months by calculating current representative liquidation rates. As in the case of first lien transactions, second lien transactions have seen an increase in delinquencies because of COVID-19 related forbearances. The Company applies a 20% liquidation rate to such forborn loans, same as in first lien RMBS transactions.

Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau CDR period that follows the embedded plateau losses.

For the base case scenario, the CDR (the plateau CDR) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, representing six months of delinquent loan liquidations, followed by 28 months of decrease to the steady state CDR, the same as of December 31, 2019.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment. This causes the borrower's total monthly payment to increase, sometimes substantially, at the end of the initial interest-only period. In the prior periods, as the HELOC loans underlying the Company's insured HELOC transactions reached their principal amortization period, the Company incorporated an assumption that a percentage of loans reaching their principal amortization periods would default around the time of the payment increase.

The HELOC loans underlying the Company's insured HELOC transactions are now past their original interest-only reset date, although a significant number of HELOC loans were modified to extend the original interest-only period for another five years. As a result, the Company does not apply a CDR increase when such loans reach their principal amortization period. In addition, based on the average performance history, the Company applies a CDR floor of 2.5% for the future steady state CDR on all its HELOC transactions.

When a second lien loan defaults, there is generally a low recovery. The Company assumed, as of December 31, 2020 and December 31, 2019, that it will generally recover 2% of future defaulting collateral at the time of charge-off, with additional amounts of post charge-off recoveries projected to come in over time. A second lien on the borrower’s home may be retained in the Company's second lien transactions after the loan is charged off and the loss applied to the transaction, particularly in cases where the holder of the first lien has not foreclosed. If the second lien is retained and the value of the home increases, the servicer may be able to use the second lien to increase recoveries, either by arranging for the borrower to resume payments or by realizing value upon the sale of the underlying real estate. The Company evaluates its assumptions quarterly based on actual recoveries of charged-off loans observed from period to period. In instances where the Company is able to obtain information on the lien status of charged-off loans, it assumes there will be a certain level of future recoveries of the balance of the charged-off loans where the second lien is still intact. The Company projects future recoveries on these charged-off loans at the rate shown in the table below. Such recoveries are assumed to be received evenly over the next five years. Increasing the recovery rate to 30% would result in an economic benefit of $9 million, while decreasing the recovery rate to 10% would result in an economic loss of $9 million.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions (in the base case), which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is consistent with how the Company modeled the CPR as of December 31, 2019. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

     In estimating expected losses, the Company modeled and probability weighted five scenarios, each with a different CDR curve applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist and the ultimate prepayment rate are the primary drivers behind the amount of losses the collateral will likely suffer.

    The Company continues to evaluate the assumptions affecting its modeling results. The Company believes the most important driver of its projected second lien RMBS losses is the performance of its HELOC transactions. Total expected recovery on all second lien U.S. RMBS was $9 million as of December 31, 2020 and $13 million as of December 31, 2019. The $10 million economic benefit in 2020 for second lien RMBS were primarily attributable to improved performance in certain transactions and higher actual recoveries received for previously charged-off loans, partially offset by COVID-19 related forbearances.

    The following table shows the range as well as the average, weighted by net par outstanding, for key assumptions used in the calculation of expected loss to be paid (recovered) for individual transactions for vintage 2004 - 2008 HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs

	As of December 31, 2020		As of December 31, 2019		As of December 31, 2018
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Plateau CDR	5.0% - 15.8%	12.5%	6.0% - 19.9%	11.6%	7.2% - 26.8%	12.8%
Final CDR trended down to	2.5%		2.5%		2.5%
Liquidation rates:
Delinquent/Modified in the Previous 12 Months	20%		20%		20%
30 – 59 Days Delinquent	30		30		35
60 – 89 Days Delinquent	40		45		50
90+ Days Delinquent	60		65		70
Bankruptcy	55		55		55
Foreclosure	55		55		65
Real Estate Owned	100		100		100
Loss severity (1)	98%		98%		98%
Projected future recoveries on previously charged-off loans	20%		20%		10%
___________________
(1)    Loss severities on future defaults.

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. In the Company's most stressful scenario, increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31 months (for a total stress period of 39 months) would increase the expected loss by approximately $1 million for HELOC transactions. On the other hand, in the Company's least stressful scenario, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $2 million for HELOC transactions.

Non-U.S. RMBS Structured Finance

    Non-U.S. RMBS structured finance has an expected recovery of $38 million, which is primarily attributable to a financial guaranty life insurance transaction. The BIG net par in this sector of $32 million primarily consists of transactions backed by collateralized debt obligations, a life insurance transaction, and other structured finance transactions. The economic benefit during 2020 was $17 million, primarily due to higher expected reinsurance recoverables for a certain life insurance transaction.

Recovery Litigation
    In the ordinary course of its business, the Company is involved in litigation with third parties to recover insurance losses paid in prior periods or prevent or reduce losses in the future. The impact, if any, of these and other proceedings on the amount of recoveries the Company receives and losses it pays in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company's financial statements.

Public Finance Transactions

    The Company has asserted claims in a number of legal proceedings in connection with its exposure to Puerto Rico. See Note 3, Outstanding Exposure, for a discussion of the Company's exposure to Puerto Rico and related recovery litigation being pursued by the Company.

RMBS Transactions

    On November 26, 2012, CIFG Assurance North America Inc. (CIFGNA) filed a complaint in the Supreme Court of the State of New York against JP Morgan Securities LLC for material misrepresentation in the inducement of insurance and common law fraud, alleging that JP Morgan Securities LLC fraudulently induced CIFGNA to insure $400 million of securities issued by ACA ABS CDO 2006-2 Ltd. and $325 million of securities issued by Libertas Preferred Funding II, Ltd. On June 26, 2015, the court dismissed with prejudice CIFGNA’s material misrepresentation in the inducement of insurance claim and dismissed without prejudice CIFGNA’s common law fraud claim. On September 24, 2015, the court denied CIFGNA’s motion to amend but allowed CIFGNA to re-plead a cause of action for common law fraud. On November 20, 2015, CIFGNA filed a motion for leave to amend its complaint to re-plead common law fraud. On April 29, 2016, CIFGNA filed an appeal to reverse the court’s decision dismissing CIFGNA’s material misrepresentation in the inducement of insurance claim. On November 29, 2016, the Appellate Division of the Supreme Court of the State of New York ruled that the court’s decision dismissing with prejudice CIFGNA’s material misrepresentation in the inducement of insurance claim should be modified to grant CIFGNA leave to re-plead such claim. On February 27, 2017, AGC (as successor to CIFGNA) filed an amended complaint which included a claim for material misrepresentation in the inducement of insurance. On July 31, 2019, the parties entered into a confidential settlement and, on August 12, 2019, agreed to dismiss, with prejudice, the action and all claims.

5.    Contracts Accounted for as Insurance

Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, and Note 4, Expected Loss to be Paid (Recovered), includes contracts that are accounted for as insurance contracts, derivatives, and consolidated FG VIEs. Amounts presented in this note relate only to contracts accounted for as insurance. See Note 6, Contracts Accounted for as Credit Derivatives for amounts that relate to CDS and Note 9, Variable Interest Entities for amounts that are accounted for as consolidated FG VIEs.

Accounting Policies

    Financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition is consistent whether contracts are written on a direct basis, assumed from another financial guarantor, ceded to another insurer, or acquired in a business combination.

    Premiums receivable represent the present value of contractual or expected future premium collections discounted using risk free rates. Unearned premium reserve represents deferred premium revenue, less claim payments made (net of recoveries received) that have not yet been recognized in the statement of operations (contra-paid). The following discussion relates to the deferred premium revenue component of the unearned premium reserve, while the contra-paid is discussed below under "Financial Guaranty Insurance Losses."

The amount of deferred premium revenue at contract inception is determined as follows:

•For premiums received upfront on financial guaranty insurance contracts that were originally underwritten by the Company, deferred premium revenue is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•For premiums received in installments on financial guaranty insurance contracts that were originally underwritten by the Company, deferred premium revenue is the present value (discounted at risk free rates) of either (1) contractual premiums due or (2) in cases where the underlying collateral is composed of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets, prepayments must be contractually allowable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. Installment premiums typically relate to structured finance and infrastructure transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

•For financial guaranty insurance contracts acquired in a business combination, deferred premium revenue is equal to the fair value of the Company's stand-ready obligation portion of the insurance contract at the date of acquisition based on what a hypothetical similarly rated financial guaranty insurer would have charged for the contract at that date and not the actual cash flows under the insurance contract. The amount of deferred premium revenue may differ significantly from cash collections primarily due to fair value adjustments recorded in connection with a business combination.

When the Company adjusts prepayment assumptions or expected premium collections for obligations backed by homogeneous pools of assets an adjustment is recorded to the deferred premium revenue, with a corresponding adjustment to the premium receivable. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity.

The Company recognizes deferred premium revenue as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the deferred premium revenue is recorded. The amount of insurance protection provided is a function of the insured par amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured par amounts outstanding in the reporting period compared with the sum of each of the insured par amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished, and any nonrefundable deferred premium revenue related to that contract is accelerated and recognized as premium revenue. Effective January 1,2020, the Company periodically assesses the need for an allowance for credit loss on premiums receivables.
For assumed reinsurance contracts, net earned premiums reported in the consolidated statements of operations are calculated based upon data received from ceding companies; however, some ceding companies report premium data between 30 and 90 days after the end of the reporting period. The Company estimates net earned premiums for the lag period.  Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined.

    Ceded unearned premium reserve is recorded as an asset. Direct, assumed and ceded earned premiums are presented together as net earned premiums in the statement of operations. See Note 7, Reinsurance, for a breakout of direct, assumed and ceded premiums. The components of net earned premiums are shown in the table below:

Net Earned Premiums

	Year Ended December 31,
	2020	2019	2018
	(in millions)
Scheduled net earned premiums	$80	$89	$99
Accelerations from refundings and terminations	38	33	50
Accretion of discount on net premiums receivable	3	3	3
Net earned premiums	$121	$125	$152

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	Year Ended December 31,
	2020	2019	2018
	(in millions)
Beginning of year	$255	$199	$172
Gross written premiums on new business, net of commissions (1)	42	125	338
Gross premiums received, net of commissions	(29)	(51)	(309)
Adjustments:
Changes in the expected term	(6)	(18)	(3)
Accretion of discount, net of commissions on assumed business	4	(2)	4
Foreign exchange translation and remeasurement	4	2	(2)
Cancellation of assumed reinsurance	—	—	(1)
December 31, (2)	$270	$255	$199
___________________
(1)     The year ended December 31, 2018 included $331 million of gross written premiums assumed from SGI on June 1, 2018, when the Company closed the SGI Transaction. See Note 2, Assumption of Insured Portfolio.
(2)    Excludes $4 million, $4 million and $5 million as of December 31, 2020, 2019 and 2018, respectively, related to consolidated FG VIEs.

Approximately 32% and 28% of installment premiums as of December 31, 2020 and December 31, 2019, respectively, are denominated in currencies other than the U.S. dollar, primarily the pound sterling.

The timing and cumulative amount of actual collections may differ from those of expected collections in the table below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations, restructurings, changes in expected lives and new business.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of December 31, 2020
(in millions)
2021 (January 1 - March 31)	$12
2021 (April 1 - June 30)	7
2021 (July 1 - September 30)	5
2021 (October 1 - December 31)	5
Subtotal 2021	29
2022	27
2023	21
2024	20
2025	19
2026-2030	81
2031-2035	55
2036-2040	30
After 2040	34
Total (1)	$316
___________________
(1)    Excludes expected cash collections on consolidated FG VIEs of $5 million.

The timing and cumulative amount of actual net earned premiums may differ from those of expected net earned premiums in the table below due to factors such as accelerations, commutations, restructurings, changes in expected lives and new business.

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of December 31, 2020
(in millions)
2021 (January 1 - March 31)	$18
2021 (April 1 - June 30)	18
2021 (July 1 - September 30)	17
2021 (October 1 - December 31)	16
Subtotal 2021	69
2022	61
2023	55
2024	51
2025	47
2026-2030	177
2031-2035	109
2036-2040	38
After 2040	29
Net deferred premium revenue (1)	636
Future accretion	27
Total future net earned premiums	$663
____________________
(1)    Excludes net earned premiums on consolidated FG VIEs of $3 million.

Selected Information for Financial Guaranty Insurance
Policies with Premiums Paid in Installments

	As of
	December 31, 2020	December 31, 2019
	(dollars in millions)
Premiums receivable, net of commission payable	$270	$255
Gross deferred premium revenue	422	426
Weighted-average risk-free rate used to discount premiums	1.9%	2.1%
Weighted-average period of premiums receivable (in years)	9.4	9.4

Financial Guaranty Insurance Acquisition Costs

Accounting Policy

    Policy acquisition costs that are directly related and essential to successful insurance contract acquisition, as well as ceding commission income and expense on ceded and assumed reinsurance contracts, are deferred and reported net.

    Capitalized policy acquisition costs include the cost of underwriting personnel attributable to successful underwriting efforts. The Company conducts an annual time study, which requires the use of judgement, to estimate the amount of costs to be deferred.

    Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined commission rates, discounted consistent with premiums receivable for all future periods, and included in deferred acquisition costs (DAC), with a corresponding offset to net premiums receivable or reinsurance balances payable.

    DAC is amortized in proportion to net earned premiums. Amortization of deferred policy acquisition costs and ceding commissions includes the accretion of discount on ceding commission receivable and payable. When an insured obligation is retired early, the remaining related DAC is expensed at that time.

Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as overhead costs are charged to expense as incurred.

 Rollforward of
Deferred Ceding Commissions,
Net of DAC (1)

	Year Ended December 31,
	2020	2019	2018
	(in millions)
Beginning of year	$(22)	$(8)	$3
Deferrals	(3)	(14)	(15)
Amortization (2)	3	—	4
December 31,	$(22)	$(22)	$(8)
____________________
(1)    The balances are included in other liabilities in the consolidated balance sheets.
(2)     Included in other expenses in the consolidated statements of operations.

Financial Guaranty Insurance Losses

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as insurance, substantially all of which are financial guaranty insurance contracts. The corresponding reserve ceded to reinsurers is reported as reinsurance recoverable on unpaid losses and reported in other assets. As discussed in Note 11, Fair Value Measurement, contracts that meet the definition of a derivative, as well as assets and liabilities of consolidated FG VIEs, are recorded separately at fair value. Any loss and LAE reserves related to consolidated FG VIEs are eliminated upon consolidation. Any expected losses to be paid (recovered) on credit derivatives are reflected in the fair value of credit derivatives.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand‑ready obligation. At contract inception, the entire stand-ready obligation is represented entirely by unearned premium reserve. A loss and LAE reserve for an insurance contract is recorded only to the extent, and for the amount, that expected loss to be paid plus contra-paid ("total losses") exceed the deferred premium revenue, on a contract by contract basis. Unearned premium reserve is deferred premium revenue, less claim payments (net of recoveries received) that have not yet been recognized in the statement of operations (contra-paid). As a result, the Company has expected loss to be paid that has not yet been expensed. Such amounts will be recognized in future periods as deferred premium revenue amortizes into income.

When a claim or LAE payment is made on a contract, it first reduces any recorded loss and LAE reserve. To the extent there is no loss and LAE reserve on a contract, then such claim payment is recorded as "contra-paid," which reduces the unearned premium reserve. The contra-paid is recognized in the line item “loss and LAE” in the consolidated statement of operations when and for the amount that total losses exceed the remaining deferred premium revenue on the insurance contract. Loss and LAE in the consolidated statement of operations is presented net of cessions to reinsurers.

Salvage and Subrogation Recoverable

When the Company becomes entitled to the cash flow from the underlying collateral of an insured exposure under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Such reduction in expected loss to be paid can result in one of the following:

•a reduction in the corresponding loss and LAE reserve with a benefit to the income statement,

•no effect on the consolidated balance sheet or statement of operations, if “total loss” is not in excess of deferred premium revenue, or

•the recording of a salvage asset with a benefit to the income statement if the transaction is in a net recovery position at the reporting date.

The ceded component of salvage and subrogation recoverable is recorded in the line item other liabilities.

Expected Loss to be Expensed

    Expected loss to be expensed represents past or expected future net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as deferred premium revenue amortizes into income on financial guaranty insurance policies. Expected loss to be expensed is the Company's projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Insurance Contracts' Loss Information

Loss reserves, are discounted at risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.00% to 1.72% with a weighted average of 0.55% as of December 31, 2020 and 0.00% to 2.45% with a weighted average of 1.95% as of December 31, 2019.

The following table provides information on net reserve (salvage), which includes loss and LAE reserves and salvage and subrogation recoverable, both net of reinsurance.

Net Reserve (Salvage)

	As of
	December 31, 2020	December 31, 2019
	(in millions)
Public finance:
U.S. public finance	$48	$65
Non-U.S. public finance	—	—
Public finance	48	65
Structured finance:
U.S. RMBS (1)	(18)	(23)
Other structured finance	(39)	(21)
Structured finance	(57)	(44)
Total	$(9)	$21
____________________
(1)    Excludes net recoveries of $3 million and $2 million as of December 31, 2020 and December 31, 2019, respectively, related to consolidated FG VIEs.

Components of Net Reserves (Salvage)

	As of
	December 31, 2020	December 31, 2019
	(in millions)
Loss and LAE reserve	$528	$414
Reinsurance recoverable on unpaid losses	(165)	(125)
Loss and LAE reserve, net	363	289
Salvage and subrogation recoverable	(421)	(306)
Salvage and subrogation reinsurance payable (1)	49	38
Salvage and subrogation recoverable, net	(372)	(268)
Net reserves (salvage)	$(9)	$21
___________________
(1)          Recorded as a component of reinsurance balances payable, net in the consolidated balance sheets.

The table below provides a reconciliation of net expected loss to be paid (recovered) for financial guaranty insurance contracts to net expected loss to be expensed. Expected loss to be paid (recovered) for financial guaranty insurance contracts differs from expected loss to be expensed due to: (i) the contra-paid which represents the claim payments made and recoveries received that have not yet been recognized in the statement of operations, (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (and therefore recognized in income but not yet received), and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid (Recovered) and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2020
(in millions)
Net expected loss to be paid (recovered)- financial guaranty insurance	$240
Contra-paid, net	39
Salvage and subrogation recoverable, net and other recoverable	372
Loss and LAE reserve - financial guaranty insurance contracts, net of reinsurance	(363)
Net expected loss to be expensed (present value) (1)	$288
___________________
(1) Excludes $3 million as of December 31, 2020, related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2020
(in millions)
2021 (January 1 - March 31)	$5
2021 (April 1 - June 30)	6
2021 (July 1 - September 30)	6
2021 (October 1 - December 31)	6
Subtotal 2021	23
2022	26
2023	25
2024	24
2025	22
2026-2030	97
2031-2035	58
2036-2040	12
After 2040	1
Net expected loss to be expensed	288
Future accretion	59
Total expected future loss and LAE	$347

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Loss (Benefit)
	Year Ended December 31,
	2020	2019	2018
	(in millions)
Public finance:
U.S. public finance	$163	$87	$39
Non-U.S. public finance	—	—	(1)
Public finance	163	87	38
Structured finance:
U.S. RMBS (1)	(3)	(35)	(7)
Other structured finance	(22)	(8)	7
Structured finance	(25)	(43)	—
Loss and LAE	$138	$44	$38
___________________
(1)    Excludes a benefit of $2 million, $5 million and $5 million for the years ended December 31, 2020, 2019 and 2018, respectively, related to consolidated FG VIEs.

The following tables provide information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2020

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks (1)	65	(18)	14	(3)	101	(23)	180	—	180
Remaining weighted-average period (in years)	7.0	8.1	9.2	8.8	10.9	13.0	9.7	—	9.7
Outstanding exposure:
Par	$500	$(127)	$33	$(3)	$1,685	$(258)	$1,830	$—	$1,830
Interest	175	(63)	8	—	822	(158)	784	—	784
Total (2)	$675	$(190)	$41	$(3)	$2,507	$(416)	$2,614	$—	$2,614
Expected cash outflows (inflows)	$39	$(4)	$11	$(1)	$2,056	$(347)	$1,754	$(34)	$1,720
Potential recoveries (3)	(358)	53	—	—	(1,283)	134	(1,454)	33	(1,421)
Subtotal	(319)	49	11	(1)	773	(213)	300	(1)	299
Discount	6	(1)	(2)	(1)	(107)	44	(61)	2	(59)
Present value of expected cash flows	$(313)	$48	$9	$(2)	$666	$(169)	$239	$1	$240
Deferred premium revenue	$24	$(1)	$1	$—	$331	$(6)	$349	$(3)	$346
Reserves (salvage)	$(324)	$49	$9	$(1)	$419	$(164)	$(12)	$3	$(9)

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2019

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks (1)	74	(16)	18	(5)	105	(26)	197	—	197
Remaining weighted-average period (in years)	6.9	7.9	19.6	20.0	11.0	12.9	11.3	—	11.3
Outstanding exposure:
Par	$449	$(99)	$411	$(92)	$1,859	$(281)	$2,247	$—	$2,247
Interest	177	(51)	419	(97)	956	(172)	1,232	—	1,232
Total (2)	$626	$(150)	$830	$(189)	$2,815	$(453)	$3,479	$—	$3,479
Expected cash outflows (inflows)	$36	$(2)	$57	$(12)	$1,792	$(246)	$1,625	$(36)	$1,589
Potential recoveries (3)	(259)	31	(2)	—	(1,085)	97	(1,218)	32	(1,186)
Subtotal	(223)	29	55	(12)	707	(149)	407	(4)	403
Discount	18	(3)	(15)	3	(129)	36	(90)	2	(88)
Present value of expected cash flows	$(205)	$26	$40	$(9)	$578	$(113)	$317	$(2)	$315
Deferred premium revenue	$28	$(1)	$22	$(4)	$374	$(6)	$413	$(4)	$409
Reserves (salvage)	$(216)	$25	$23	$(5)	$299	$(107)	$19	$2	$21
___________________
(1)    A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.
(2)Includes amounts related to FG VIEs.
(3)Represents expected inflows for future payments by obligors pursuant to restructuring agreements, settlements or litigation judgments, excess spread on any underlying collateral and other estimated recoveries. Potential recoveries also include recoveries on certain investment grade credits, related mainly to exposures that were previously BIG and for which claims have been paid in the past.

Ratings Impact on Financial Guaranty Business

    A downgrade of AGC may result in increased claims under financial guaranties issued by AGC if counterparties exercise contractual rights triggered by the downgrade against insured obligors, and the insured obligors are unable to pay.

For example, AGC has issued financial guaranty insurance policies in respect of the obligations of municipal obligors under interest rate swaps. AGC insures periodic payments owed by the municipal obligors to the bank counterparties. In such cases, AGC would be required to pay the termination payment owed by the municipal obligor, in an amount not to exceed the policy limit set forth in the financial guaranty insurance policy, if (i) AGC has been downgraded below the rating trigger set forth in a swap under which it has insured the termination payment, which rating trigger varies on a transaction by transaction basis; (ii) the municipal obligor has the right to cure by, but has failed in, posting collateral, replacing AGC or otherwise curing the downgrade of AGC; (iii) the transaction documents include as a condition that an event of default or termination event with respect to the municipal obligor has occurred, such as the rating of the municipal obligor being downgraded below the rating trigger set forth in such swap (which rating trigger varies on a transaction by transaction basis), and such condition has been met; (iv) the bank counterparty has elected to terminate the swap; (v) a termination payment is payable by the municipal obligor; and (vi) the municipal obligor has failed to make the termination payment payable by it. Conversely, no termination payment would be owed in such cases if the transaction documents include as a condition that an underlying event of default or termination event with respect to the municipal obligor has occurred, such as the rating of the municipal obligor being downgraded below a specified rating trigger, and such condition has not been met. Taking into consideration whether the rating of the municipal obligor is below any applicable specified trigger, if the financial strength ratings of AGC were downgraded below "A-" by S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC (S&P) or below "A3" by Moody's Investors Service, Inc. (Moody's), and the conditions giving rise to the obligation of AGC to make a payment under the swap policies were all satisfied, then AGC could pay claims in an amount not exceeding approximately $4 million in respect of such termination payments.

As another example, with respect to variable rate demand obligations (VRDOs) for which a bank has agreed to provide a liquidity facility, a downgrade of AGC may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00% — 3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGC under its financial guaranty policy. As of December 31, 2020, AGC had insured approximately $287 million net par of VRDOs, of which approximately $17 million of net par constituted VRDOs issued by municipal obligors rated BBB– or lower pursuant to the Company’s internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

6.    Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS). The credit derivative portfolio also includes interest rate swaps.

Credit derivative transactions are governed by International Swaps and Derivatives Association, Inc. documentation and have certain characteristics that differ from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, the Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Accounting Policy

Credit derivatives are recorded at fair value. Changes in fair value are recorded in “net change in fair value of credit derivatives” on the consolidated statement of operations. The fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract by contract basis in the Company's consolidated balance sheets. See Note 11, Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Credit Derivative Net Par Outstanding by Sector

The components of the Company’s credit derivative net par outstanding are presented in the table below. The estimated remaining weighted average life of credit derivatives was 12.8 years and 12.0 years as of December 31, 2020 and December 31, 2019, respectively.

Credit Derivatives (1)

	As of December 31, 2020		As of December 31, 2019
	Net Par Outstanding	Net Fair Value Asset (Liability)	Net Par Outstanding	Net Fair Value Asset (Liability)
	(in millions)
U.S. public finance	$1,106	$(33)	$1,120	$(79)
Non-U.S. public finance	1,187	(15)	1,507	(22)
U.S. structured finance	884	(25)	1,035	(49)
Non-U.S. structured finance	137	(5)	133	(5)
Total	$3,314	$(78)	$3,795	$(155)
____________________
(1)    Expected recoveries were $1 million as of December 31, 2020 and $5 million as of December 31, 2019.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of December 31, 2020		As of December 31, 2019
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$1,036	31.3%	$961	25.3%
AA	1,318	39.8%	1,492	39.3%
A	360	10.8%	525	13.8%
BBB	498	15.0%	707	18.7%
BIG	102	3.1%	110	2.9%
Credit derivative net par outstanding	$3,314	100.0%	$3,795	100.0%

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivative Gains (Losses)

	Year Ended December 31,
	2020	2019	2018
	(in millions)
Realized gains on credit derivatives	$4	$5	$5
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	(7)	(12)	(4)
Realized gains (losses) and other settlements	(3)	(7)	1
Net unrealized gains (losses)	78	—	94
Net change in fair value of credit derivatives	$75	$(7)	$95

    During 2020, unrealized fair value gains were generated primarily as a result of the increased cost to buy protection on AGC, as the market cost of AGC's credit protection increased during the period. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, increased, the implied spreads that the Company would expect to receive on these transactions decreased. Some of the unrealized fair value gains from the increased cost to buy protection on AGC was limited by certain transactions reaching their floor levels. As of December 31, 2020, approximately 52% of the fair value of CDS contracts was related to transactions that had reached their floors, which consisted of two transactions with $1.7 billion in net par outstanding.

During 2019, unrealized fair value gains were de minimis, primarily because the benefit of price improvements on certain underlying collateral was offset by unrealized fair value losses resulting from wider implied net spreads. Such wider implied net spreads were driven by the decreased market cost to buy protection in AGC’s name during the period. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on AGC decreased, the implied spreads that the Company would expect to receive on these transactions increased. Realized losses and other settlements for 2019 were primarily due to payments related to various U.S. structured finance transactions.

During 2018, unrealized fair value gains were primarily generated by CDS terminations, run-off of CDS par and price improvements on the underlying collateral of the Company’s CDS. In addition, unrealized fair value gains were generated by the increase in credit given to the primary insurer on one of the Company's second-to-pay CDS policies during the period. The unrealized fair value gains were partially offset by unrealized fair value losses resulting from wider implied net spreads driven by the decreased cost to buy protection in AGC’s name, as the market cost of AGC’s credit protection decreased during the period.

    The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk primarily based on quoted CDS prices traded on the Company at each balance sheet date.

CDS Spread on AGC (in basis points)

	As of
	December 31, 2020	December 31, 2019	December 31, 2018
Five-year CDS spread	132	41	110
One-year CDS spread	36	9	22

Fair Value of Credit Derivative Assets (Liabilities)
and Effect of AGC Credit Spread

	As of
	December 31, 2020	December 31, 2019
	(in millions)
Fair value of credit derivatives before effect of AGC credit spread	$(256)	$(218)
Plus: Effect of AGC credit spread	178	63
Net fair value of credit derivatives	$(78)	$(155)

The fair value of CDS contracts as of December 31, 2020, before considering the benefit applicable to AGC’s credit spread, is a direct result of the relatively wide credit spreads generally due to relatively wider credit spreads under current market conditions compared to those at the time of underwriting for certain underlying credits with longer tenor.

Collateral Posting for Certain Credit Derivative Contracts

The transaction documentation with one counterparty for $98 million in CDS gross par insured by the Company requires the Company to post collateral, subject to a $98 million cap, to secure its obligation to make payments under such contracts. Eligible collateral is generally cash or U.S. government or agency securities; eligible collateral other than cash is valued at a discount to the face amount. As of December 31, 2020, AGC did not have to post collateral to satisfy these requirements.

7.    Reinsurance

Accounting Policy

For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract (except for those eliminated as FG VIEs). For any assumed or ceded financial guaranty insurance premiums and losses, the accounting models described in Note 5, Contracts Accounted for as Insurance, are followed. For any assumed or ceded credit derivative contracts, the accounting model in Note 6, Contracts Accounted for as Credit Derivatives, is followed.

Assumed and Ceded Business

The Company assumes business (Assumed Business) from three affiliated companies, AGM, Assured Guaranty UK Limited (AGUK, formerly known as Assured Guaranty (Europe) plc) and Assured Guaranty (Europe) SA (AGE), as well as from several non-affiliated companies, primarily other monoline financial guaranty companies that currently are in runoff and no longer actively writing new business (Legacy Monoline Insurers). The Company also cedes portions of exposure it has insured (Ceded Business) in exchange for premiums, net of any ceding commissions. AGC has historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

The Company secures its reinsurance obligations to AGUK by depositing assets in trust. The Company secures its reinsurance obligations to AGE by pledging assets for the benefit of AGE to a financial instruments account and a monetary account maintained at a financial institution in the European Economic Area. The amount of collateral posted by the Company for each of AGUK and AGE is equal to the Company's assumed share of the following in respect of the reinsured policies: (i) the ceding company's (i.e., AGUK or AGE, as applicable) unearned premium reserve (net of the ceding company's reinsurance premium payable to the Company); (ii) the ceding company's provisions for unpaid losses and allocated loss adjustment expenses (net of any salvage recoverable), and (iii) any unexpired risk provisions of the ceding company, in each case (i) - (iii) as calculated by the ceding company in accordance with generally accepted accounting practice in the ceding company's home jurisdiction. The Company is not currently required to secure its reinsurance obligations either to AGM or to any of the Legacy Monoline Insurers from whom the Company also assumes business, but would be required to do so in certain circumstances specified in the governing reinsurance agreements (e.g., the loss of the Company's license in New York and/or other U.S. jurisdictions). In such event, the Company could (and would expect to) satisfy its collateral obligation by depositing in trust assets with a market value equal to its assumed liabilities calculated on a U.S. statutory basis.

    As of December 31, 2020, the majority of the Company’s Assumed Business from Legacy Monoline Insurers consists of business that AGC assumed in the SGI Transaction effective as of June 1, 2018, pursuant to which AGC (among other things) assumed, generally on a 100% quota share basis, substantially all of SGI’s insured portfolio. The reinsured portfolio consists predominantly of public finance and infrastructure obligations that meet Assured Guaranty’s new business underwriting criteria. See Note 2, Assumption of Insured Portfolio for additional information on the SGI Transaction. The balance of the Company’s Assumed Business mainly consists of business that the Company assumed prior to the 2008-2009 financial crisis from affiliates and Legacy Monoline Insurers.

The Company’s facultative and treaty assumed agreements with the Legacy Monoline Insurers are generally subject to termination at the option of the ceding company:

•if the Company fails to meet certain financial and regulatory criteria;
•if the Company fails to maintain a specified minimum financial strength rating; or
•upon certain changes of control of the Company.

Upon termination due to one of the above events, the Company typically would be required to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves, calculated on a U.S. statutory basis, attributable to the Assumed Business (plus, in certain cases, an additional required amount), after which the Company would be released from liability with respect to such business.
    As of December 31, 2020, if each non-affiliated and affiliated company ceding business to AGC had a right to recapture such business, and chose to exercise such right, the aggregate amount that AGC could be required to pay to all non-affiliated and affiliated companies would be approximately $238 million and $19 million, respectively.

The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. The Company’s ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades. See Note 1, Business and Basis of Presentation, for a description of the merger of MAC with and into AGM, with AGM as the surviving company, expected to be effective April 1, 2021, and which is expected to include the reassumption by AGC of its remaining cessions to MAC.

Effect of Reinsurance

The following table presents the components of premiums and losses reported in the consolidated statements of operations and the contribution of the Company's Assumed and Ceded Businesses. See Note 14, Related Party Transactions, for balances with affiliates.

Effect of Reinsurance on Statement of Operations

	Year Ended December 31,
	2020	2019	2018
	(in millions)
Premiums Written:
Direct	$37	$104	$6
Assumed (1)	(1)	1	330
Ceded	(18)	(53)	(67)
Net	$18	$52	$269
Premiums Earned:
Direct	$110	$119	$156
Assumed	49	59	66
Ceded	(38)	(53)	(70)
Net	$121	$125	$152
Loss and LAE:
Direct	$194	$53	$16
Assumed	5	14	16
Ceded	(61)	(23)	6
Net	$138	$44	$38
 ____________________
(1)    Negative assumed premiums written were due to terminations and changes in expected debt service schedules. Includes business assumed from SGI pursuant to the SGI Transaction in 2018.

    In addition to the items presented in the table above, the Company records in the consolidated statements of operations, the effect of assumed and ceded credit derivative exposures. These amounts were losses of $4 million in 2020, gains of $8 million in 2019 and losses of $6 million in 2018.

Ceded Reinsurance (1)

	As of December 31, 2020		As of December 31, 2019
	Affiliated Reinsurers	Non-Affiliated Reinsurers	Affiliated Reinsurers	Non-Affiliated Reinsurers
	(in millions)
Ceded premium payable, net of commissions	$90	$—	$89	$—
Ceded expected loss to be recovered	123	—	98	—
Ceded unearned premium reserve	198	2	216	3
Ceded par outstanding (2)	10,842	26	13,108	99
____________________
(1)    There was no collateral posted by non-affiliated reinsurers as of December 31, 2020 and December 31, 2019. The total collateral posted by affiliated reinsurers was $171 million and $186 million as of December 31, 2020 and December 31, 2019, respectively.
(2)    Of the total par ceded to a non-affiliated reinsurer, none is rated BIG as of either December 31, 2020 nor December 31, 2019. Of the total ceded par to affiliates, $406 million and $492 million is rated BIG as of December 31, 2020 and December 31, 2019, respectively.

    In accordance with U.S. statutory accounting requirements and U.S. insurance laws and regulations, in order for the Company to receive credit for liabilities ceded to reinsurers domiciled outside of the U.S., such reinsurers must secure their liabilities to the Company. These reinsurers are required to post collateral for the benefit of the Company in an amount at least equal to the sum of their ceded unearned premium reserve, loss reserves and contingency reserves all calculated on a statutory basis of accounting. In addition, certain authorized reinsurers post collateral on terms negotiated with the Company.

8.    Investments and Cash

Accounting Policy

Fixed-maturity debt securities are classified as available-for-sale and are measured at fair value. Loss mitigation securities are accounted for excluding the effects of the Company’s insurance. Unrealized gains and losses that are not associated with credit related factors are reported as a component of accumulated other comprehensive income (AOCI), net of deferred income taxes, in shareholder's equity. Available-for-sale fixed-maturity securities are recorded on a trade-date basis.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in certain money market funds.

Equity method investments include a 39.3% investment in MAC Holdings, a 35% investment in AGAS and other investments. For investees that are pass-through entities, changes in the value of equity method investments are recorded in the consolidated statements of operations in "equity in earnings of investees". For other investees, changes in these values are recorded in "equity in after-tax earnings of investees." The Company classifies distributions received from equity method investees using the cumulative earnings approach. Distributions received are considered returns on investment and classified as cash inflows from operating activities, unless the investor’s cumulative distributions received less distributions received in prior periods that were determined to be returns of investment exceed cumulative equity in earnings recognized by the investor. When such an excess occurs, the current-period distribution up to this excess should be considered a return of investment and classified as cash inflows from investing activities.

Cash consists of cash on hand and demand deposits.

Net investment income primarily includes the income earned on fixed-maturity securities and short-term investments, including amortization of premiums and accretion of discounts. For mortgage backed securities and any other securities, other than loss mitigation securities, for which there is prepayment risk, prepayment assumptions are evaluated quarterly and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income using the retrospective method.

Realized gains and losses of investments are determined using the specific identification method, and include gains and losses generated from sales of investments, reductions to amortized cost of available-for-sale investments that have been written down due to the Company’s intent to sell them or it being more likely than not that the Company will be required to sell them, and the change in allowance for credit losses (including accretion) for periods after January 1, 2020 or other than temporary impairments for periods prior to January 1, 2020.

For all securities that were originally purchased with credit deterioration, accrued interest is not separately presented, but rather is a component of the amortized cost of the instrument. For all other available-for-sale securities, a separate amount for accrued interest is reported in other assets.

Adoption of Credit Loss Standard on January 1, 2020

On January 1, 2020, the Company adopted ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. On the date of adoption, there was no change to the carrying value of the available-for-sale investment portfolio, other than a gross-up of amortized cost and the recording of an offsetting allowance for credit losses for securities to which the Company applied the model for purchased financial assets with credit deterioration (PCD) accounting model.

On January 1, 2020, the Company applied the PCD accounting model to purchased credit impaired securities that were not in an unrealized gain position as of December 31, 2019. The fair value of these PCD securities was $42 million and their amortized cost was $44 million as of December 31, 2019. The Company determined the allowance for credit loss for such PCD securities was $17 million on January 1, 2020. The recording of the allowance for these PCD securities on January 1, 2020 had no effect on the consolidated statement of operations or any component of shareholder's equity.

Subsequent to the Adoption of the Credit Losses Standard on January 1, 2020

An allowance for credit loss is not established upon initial recognition of an available-for-sale debt security (except for PCD securities, as discussed below). Subsequently, to the extent that the fair value of a security is less than its amortized cost basis (and the Company does not intend to sell the security, and it is not more likely than not that the Company will be required to sell the security) the Company will use certain factors (including those listed below) to determine whether the decline in fair value is due to any credit-related factors:

•the extent to which fair value is less than amortized cost;

•credit ratings;

•any adverse conditions specifically related to the security, industry, and/or geographic area;

•changes in the financial condition of the issuer, or underlying loan obligors;

•general economic and political factors;

•remaining payment terms of the security;

•prepayment speeds;

•expected defaults; and

•the value of any embedded credit enhancements.

If, based on an assessment of these and other relevant factors, the Company determines that a credit loss may exist, it then performs a discounted cash flow analysis to determine its best estimate of such allowance for credit loss. The allowance for credit loss is limited to the excess of amortized cost over fair value and may be reduced in subsequent reporting periods if the expected cash flows of the security improve. Any factors contributing to the decline in fair value that are not credit-related are captured in AOCI in shareholder’s equity.

When amounts are deemed uncollectible, the Company writes down the amortized cost (write-off) and reduces the allowance for credit loss. Amounts that have been written off may not be reversed through the allowance for credit loss, and any subsequent recovery of such amounts is only recognized in realized gains and losses when received.

PCD securities are defined as financial assets that, as of the date of acquisition, have experienced a more-than-insignificant deterioration in credit quality since origination, as determined by an acquirer’s assessment. An initial allowance for credit loss is recognized on the date of acquisition of PCD securities. The amortized cost of PCD securities on the date of acquisition is equal to the purchase price plus the allowance for credit loss, but no credit loss expense is recognized in the statement of operations on the date of acquisition. After the date of acquisition, deterioration (or improvement) in credit will result in an increase (or decrease) to the allowance and an offsetting credit loss expense (or benefit). To measure this, the Company will perform another discounted cash flow analysis. For PCD securities that are also beneficial interests, favorable or adverse changes in expected cash flows are recognized as a decrease (or increase) to the allowance for credit losses. Those changes in expected cash flows that are not captured through the allowance are reflected as a prospective adjustment of the security’s yield within net investment income.

The Company has elected to not measure credit losses on its accrued interest receivable and instead writes off accrued interest at the earliest to occur of (i) the date it is deemed uncollectible or (ii) when it is six months past due. All write-offs of accrued interest are recorded as a reduction to net investment income in the statement of operations.

For securities the Company intends to sell and securities for which it is more-likely-than-not that the Company will be required to sell the security before recovery of its amortized cost, the Company writes off any existing allowance for credit loss, and writes down the amortized cost basis of the instrument to fair value with an offset to realized gain (loss) in the statement of operations.

The length of time an instrument has been impaired or the effect of changes in foreign exchange rates are not considered in the Company’s assessment of credit loss. The assessment of whether a credit loss exists is performed each quarter.

Prior to the Adoption of the Credit Losses Standard on January 1, 2020

Changes in fair value for other-than-temporarily-impaired securities were bifurcated between credit losses and non-credit changes in fair value. The credit loss on other-than-temporarily-impaired securities were recorded in realized gains and losses.

The Company had a formal review process to determine other-than-temporary impairment (OTTI) for securities in its investment portfolio where there was no intent to sell and it was not more-likely-than-not that it would have been required to sell the security before recovery. Factors considered when assessing impairment included:

•a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•a decline in the market value of a security for a continuous period of 12 months;

•recent credit downgrades of the applicable security or the issuer by rating agencies;

•the financial condition of the applicable issuer;

•whether loss of investment principal is anticipated;

•the impact of foreign exchange rates; and

•whether scheduled interest payments are past due.

The Company assessed the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the security was in an unrealized loss position and its net present value was less than the amortized cost of the investment, an OTTI was recorded. The net present value was calculated by discounting the Company's estimate of projected future cash flows at the effective interest rate implicit in the debt security at the time of purchase. The Company's estimates of projected future cash flows were driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company developed these estimates using information based on historical experience, credit analysis and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other relevant data. For mortgage backed and asset backed securities, cash flow estimates also included prepayment and other assumptions regarding the underlying collateral such as default rates, recoveries and changes in value. In addition to the factors noted above, the Company also sought advice from its outside investment managers.

The assumptions used in these projections required the use of significant management judgment. If management's assessment changed in the future, the Company may have ultimately recorded a loss after having originally concluded that the decline in value was temporary.

For securities in an unrealized loss position where the Company had the intent to sell or it is more-likely-than-not that it would be required to sell the security before recovery, the entire impairment loss (i.e., the difference between the security's fair value and its amortized cost) was recorded in the consolidated statements of operations. Credit losses reduced the amortized cost of impaired securities. The amortized cost basis was adjusted for accretion and amortization (using the effective interest method) with a corresponding entry recorded in net investment income.

Investment Portfolio

    The investment portfolio tables shown below include assets managed both externally and internally. As of December 31, 2020, the majority of the investment portfolio is managed by three outside managers and AssuredIM. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. The managed portfolio must maintain a minimum average rating of A+/A1/A+ by S&P, Moody’s or Fitch Ratings, respectively.

The internally managed portfolio primarily consists of the Company's investments in (i) securities acquired for loss mitigation purposes or other risk management purposes, and (ii) securities managed under an Investment Management Agreement (IMA) with AGC's affiliate, AssuredIM.

In 2020, AGL's U.S. Insurance Subsidiaries entered into an IMA with AssuredIM for the management of a portfolio of municipal obligations and a portfolio of CLOs. As of December 31, 2020, AGC had allocated $100 million to municipal obligation strategies and $25 million to CLO strategies under the IMA.

Investment Portfolio
Carrying Value

	As of December 31,
	2020	2019
	(in millions)
Fixed-maturity securities (1):
Externally managed	$1,774	$2,101
Internally managed:
AssuredIM	124	—
Loss mitigation and other securities (2)	471	465
Short-term investments	66	88
Equity method investments:
MAC Holdings	219	208
AGAS	189	175
Other	6	8
Other invested assets	1	1
Total	$2,850	$3,046
____________________
(1)    As of December 31, 2020 and December 31, 2019, 17.0% and 15.6%, respectively, of fixed-maturity securities were rated BIG, primarily loss mitigation and other risk management securities.
(2)    Includes other fixed-maturities that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of the financial guaranties (other risk management securities).

AGL's U.S. insurance subsidiaries, through their jointly owned investment subsidiary AGAS, have authorized investments in AssuredIM Funds of up to $750 million, of which $262.5 million was authorized by AGC. AGAS, was capitalized with $500 million of cash on October 18, 2019, of which $275 million, $175 million and $50 million was contributed by AGM, AGC and MAC, respectively, in proportion to their ownership of 55%, 35% and 10%. An additional $250 million aggregate contribution ($137.5 million from AGM, $87.5 million from AGC and $25 million from MAC) from AGL's U.S. Insurance Subsidiaries to AGAS was non-disapproved by the New York State Department of Financial Services (NYDFS) and the Maryland Insurance Administration (MIA) on November 30, 2020 and December 14, 2020, respectively. Subsequently, in January 2021, AGL's U.S. Insurance Subsidiaries sought non-disapproval from the NYDFS and the MIA for a Subscription Agreement that would permit the $250 million to be contributed to AGAS over a nearly two-year horizon rather than in a single contribution. The NYDFS and the MIA non-disapproved the Subscription Agreement on March 3, 2021 and March 9, 2021, respectively. As of December 31, 2020, AGAS had committed $493 million to AssuredIM Funds, including healthcare private equity funds, a municipal bond fund, an asset-backed strategies fund and CLO warehouse funds. As of December 31, 2020, AGAS's unfunded commitment to AssuredIM Funds was $177 million. As of December 31, 2020 and 2019, the fair value of the AGAS’s investments in AssuredIM Funds was $345 million and $77 million, respectively.

Accrued investment income was $22 million and $23 million as of December 31, 2020 and December 31, 2019, respectively. In 2020 and 2019, the Company did not write off any accrued investment income.

Fixed-Maturity Securities and Short-Term Investments

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2020

Security Type	Percent of Total (1)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Pre-Tax Gain (Loss) on Securities with Credit Loss	Weighted Average Credit Rating (3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	58%	$1,308	$(11)	$146	$—	$1,443	$—	AA-
U.S. government and agencies	2	40	—	1	—	41	—	AA+
Corporate securities	15	339	—	34	—	373	—	A-
Mortgage-backed securities (3):
RMBS	2	35	(1)	3	—	37	—	A-
Commercial mortgage-backed securities (CMBS)	1	30	—	3	—	33	—	AAA
Asset-backed securities (4)	19	421	(6)	30	(3)	442	(3)	B-
Total fixed-maturity securities	97	2,173	(18)	217	(3)	2,369	(3)	A-
Short-term investments	3	66	—	—	—	66	—	AAA
Total	100%	$2,239	$(18)	$217	$(3)	$2,435	$(3)	A-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2019

Security Type	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Pre-Tax Gain (Loss) on Securities with OTTI	Weighted Average Credit Rating (3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	61%	$1,518	$124	$(1)	$1,641	$30	AA-
U.S. government and agencies	2	52	1	—	53	—	AA+
Corporate securities	13	326	15	—	341	—	A-
Mortgage-backed securities (3):
RMBS	2	55	3	(1)	57	—	A
CMBS	2	38	2	—	40	—	AAA
Asset-backed securities (4)	16	399	36	(1)	434	(1)	B-
Total fixed-maturity securities	96	2,388	181	(3)	2,566	29	A
Short-term investments	4	88	—	—	88	—	AAA
Total	100%	$2,476	$181	$(3)	$2,654	$29	A
___________________
(1)    Based on amortized cost.
(2)    Ratings represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio primarily consists of high-quality, liquid instruments.
(3)    U.S. government-agency obligations were approximately 41% of mortgage backed securities as of December 31, 2020 and 50% as of December 31, 2019 based on fair value.
(4)    Include CLOs with amortized cost of $55 million and $41 million as of December 31, 2020 and December 31, 2019, respectively, and the fair value of $55 million and $41 million as of December 31, 2020 and December 31, 2019, respectively.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
For Which an Allowance for Credit Loss was Not Recorded
As of December 31, 2020

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss (1)	Fair Value	Unrealized Loss (1)	Fair Value	Unrealized Loss (1)
	(dollars in millions)
Obligations of state and political subdivisions	$1	$—	$—	$—	$1	$—
U.S. government and agencies	1	—	—	—	1	—
Corporate securities	10	—	—	—	10	—
Mortgage-backed securities:
RMBS	—	—	1	—	1	—
Asset-backed securities	30	—	5	—	35	—
Total	$42	$—	$6	$—	$48	$—
Number of securities		20		6		26
___________________
(1)    Unrealized losses are de minimis.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2019

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$23	$(1)	$—	$—	$23	$(1)
Corporate securities	23	—	5	—	28	—
Mortgage-backed securities:
RMBS	2	—	12	(1)	14	(1)
CMBS	—	—	3	—	3	—
Asset-backed securities	5	—	57	(1)	62	(1)
Total	$53	$(1)	$77	$(2)	$130	$(3)
Number of securities		26		35		61
Number of securities with OTTI		—		3		3

The Company considered the credit quality, cash flows, interest rate movements, ability to hold a security to recovery and intent to sell a security in determining whether a security had a credit loss. The Company has determined that the unrealized losses recorded as of December 31, 2020 and December 31, 2019 were not related to credit quality. In addition, the Company currently does not intend, and is not required, to sell investments in an unrealized loss position prior to expected recovery in value. Of the securities in an unrealized loss position for which an allowance for credit loss was not recorded, one security had unrealized loss in excess of 10% of its carrying value as of December 31, 2020. The total unrealized loss for this security was $8 thousand as of December 31, 2020. Of the securities in an unrealized loss position for 12 months or more as of December 31, 2019, two securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities was $0.4 million as of December 31, 2019.

    The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2020 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of December 31, 2020

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$27	$27
Due after one year through five years	256	272
Due after five years through 10 years	536	583
Due after 10 years	1,289	1,417
Mortgage-backed securities:
RMBS	35	37
CMBS	30	33
Total	$2,173	$2,369

Based on fair value, investments and other assets that are either held in trust for the benefit of third party ceding insurers in accordance with statutory requirements, placed on deposit to fulfill state licensing requirements, or otherwise pledged or restricted totaled $103 million and $97 million, as of December 31, 2020 and December 31, 2019, respectively. In addition, the total collateral required to be funded into a reinsurance trust account by AGC for the benefit of AGUK and AGE as of December 31, 2020 was $354 million, based on fair value. The total collateral required to be funded into a reinsurance trust account by AGC for the benefit of AGUK as of December 31, 2019 was $330 million, based on fair value.

There were no investments that were non-income producing for the year ended December 31, 2020. No material investments of the Company were non-income producing for the year ended December 31, 2019.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories.

The following tables present the fair value of the Company’s available-for-sale portfolio of obligations of state and political subdivisions as of December 31, 2020 and December 31, 2019 by state.

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2020 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Total Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
California	$51	$11	$180	$242	$196	BBB+
New York	4	11	164	179	165	AA-
Texas	13	28	90	131	118	AA
Washington	28	46	40	114	104	AA
Florida	—	1	63	64	60	A-
Massachusetts	32	—	21	53	47	AA
Colorado	—	18	29	47	43	AA
Arizona	—	1	45	46	42	AA
District Of Columbia	27	—	14	41	37	AA
Pennsylvania	8	—	25	33	30	AA-
All others	41	60	273	374	354	AA-
Total	$204	$176	$944	$1,324	$1,196	A+

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2019 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Total Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
California	$49	$21	$196	$266	$224	BBB+
New York	4	13	170	187	175	AA
Texas	12	51	94	157	147	AA
Washington	28	39	55	122	115	AA
Florida	—	3	65	68	63	A-
Massachusetts	31	—	26	57	53	AA
Colorado	—	22	27	49	46	AA
District of Columbia	26	—	20	46	43	AA
Arizona	—	1	42	43	40	AA
Illinois	10	6	23	39	37	A-
All others	48	60	334	442	416	AA-
Total	$208	$216	$1,052	$1,476	$1,359	AA-
____________________
(1)    Excludes $119 million and $165 million as of December 31, 2020 and 2019, respectively, of pre-refunded bonds, at fair value. The credit ratings are the underlying ratings and do not include any benefit from bond insurance.

The revenue bond portfolio primarily consists of essential service revenue bonds issued by transportation authorities and other utilities, water and sewer authorities and universities.

Revenue Bonds
Sources of Funds

	As of December 31, 2020		As of December 31, 2019
Type	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in millions)
Transportation	$336	$291	$382	$335
Tax backed	143	132	154	145
Water and sewer	128	117	139	131
Higher education	104	96	145	137
Healthcare	91	83	90	83
Municipal utilities	46	41	59	54
All others	96	95	83	75
Total	$944	$855	$1,052	$960

Net Investment Income

Net investment income is primarily a function of the yield that the Company earns on fixed-maturity securities and short-term investments, and the size of such portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the securities in this portfolio.

Net Investment Income

	Year Ended December 31,
	2020	2019	2018
	(in millions)
Interest income:
Externally managed	$63	$70	$66
Internally managed
AssuredIM (1)	2	—	—
Loss mitigation and other securities	32	66	64
Interest income on loan receivable from parent	3	1	—
Gross investment income	100	137	130
Investment expenses	(2)	(2)	(2)
Net investment income	$98	$135	$128
____________________
(1)    Represents interest income on a portfolio of CLOs and municipal bonds managed under an IMA by AssuredIM.

Realized Investment Gains (Losses)

    The table below presents the components of net realized investment gains (losses).

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2020	2019	2018
	(in millions)
Gross realized gains on available-for-sale securities	$9	$10	$1
Gross realized losses on available-for-sale securities	(2)	(1)	(3)
Net realized gains (losses) on sales of equity method investments	3	—	—
Credit impairments	(1)	(1)	(3)
Net realized investment gains (losses)	$9	$8	$(5)

The following table presents the roll-forward of the credit losses on fixed-maturity securities for which the Company has recognized an allowance for credit losses in 2020 or an OTTI in 2019 and 2018 and for which unrealized loss was recognized in AOCI.

Roll Forward of Credit Losses
in the Investment Portfolio

	Year Ended December 31,
	2020	2019	2018
	Allowance for Credit Losses	OTTI
	(in millions)
Balance, beginning of period	$—	$13	$11
Effect of adoption of accounting guidance on credit losses on January 1, 2020	17	—	—
Additions (reductions) for credit losses on securities for which credit impairments were previously recognized	1	—	2
Reductions for securities sold and other settlements	—	(11)	—
Balance, end of period	$18	$2	$13

The Company recorded an additional $1 million in credit loss expense for the year ended December 31, 2020. Credit loss expense included accretion of $1 million in 2020. The Company did not purchase any PCD securities during the year ended December 31, 2020. All of the Company’s PCD securities are loss mitigation or other risk management securities.

Equity Method Investments

Summarized Financial Information

    The Company met the significant subsidiaries test for total equity method investments as of December 31, 2020 and is required to provide the summarized financial information for all equity method investments. The table below presents summarized financial information for MAC Holdings, AGAS and other investments as of December 31, 2020 and 2019, and for the years ended December 31, 2020, 2019 and 2018. See Note 1, Business and Basis of Presentation, for MAC's merger with and into AGM and AGM purchasing AGC's interest in MAC Holdings.

Balance Sheet Data

	As of December 31, 2020	As of December 31, 2019
	(in millions)
Total assets
MAC Holdings	$677	$680
AGAS	541	499
Other	126	57
Total liabilities
MAC Holdings	120	150
AGAS	2	—
Other	74	47

Statement of Operations Data

	Year Ended December 31,
	2020	2019	2018
	(in millions)
Total revenues
MAC Holdings	$48	$74	$84
AGAS	2	1	—
Other	38	14	7
Net income (loss)
MAC Holdings	36	48	61
AGAS	41	(1)	—
Other	21	(2)	(6)

The table below presents summarized distributions for MAC and MAC Holdings and initial capitalization of AGAS.

Distributions and Capital Contributions

	Year Ended December 31,
	2020	2019	2018
	(in millions)
Dividends paid by MAC Holdings to AGC	$6	$31	$11
Return of capital from MAC Holdings to AGC	2	10	—
Investment in AGAS	—	(175)	—

Equity in Earnings of Investees

Equity in Earnings of Investees

	Year Ended December 31,
	2020	2019	2018
	(in millions)
AGAS	$14	$—	$—
Other	2	1	(2)
Total equity in earnings of investees	$16	$1	$(2)

Equity in after-tax earnings of investee was primarily attributable to MAC Holdings and was $15 million in 2020, $19 million in 2019 and $24 million in 2018.

9.    Variable Interest Entities

Accounting Policy

The types of entities the Company assesses for consolidation principally include entities whose debt obligations the Company insures in its financial guaranty business. The Company assesses whether it is the primary beneficiary. If the Company concludes that it is the primary beneficiary, it consolidates the VIE in the Company's financial statements and eliminates the effects of intercompany transactions.

The Company determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a VIE and continuously reconsiders the conclusion at each reporting date. In determining whether it is the primary beneficiary, the Company evaluates its direct and indirect interests in the VIE. The primary beneficiary of a VIE is the enterprise that has both 1) the power to direct the activities of a VIE that most significantly impact the entity's economic performance; and 2) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

The Company has elected the fair value option for assets and liabilities of FG VIEs because the carrying amount transition method was not practical. The Company records the fair value of FG VIEs’ assets and liabilities based on modeled prices.

The net change in the fair value of consolidated FG VIEs’ assets and liabilities is recorded in "fair value gains (losses) on FG VIEs" in the consolidated statements of operations, except for change in fair value of FG VIEs’ liabilities with recourse caused by changes in instrument-specific credit risk (ISCR) which is separately presented in other comprehensive income (OCI). Interest income and interest expense are derived from the trustee reports and also included in "fair value gains (losses) on FG VIEs."

The inception to date change in fair value of the FG VIEs’ liabilities with recourse attributable to the ISCR is calculated by holding all current period assumptions constant for each security and isolating the effect of the change in the Company’s CDS spread from the most recent date of consolidation to the current period. In general, if the Company’s CDS spread tightens, more value will be assigned to the Company’s credit; however, if the Company’s CDS widens, less value is assigned to the Company’s credit.

The Company has limited contractual rights to obtain the financial records of its consolidated FG VIEs. The FG VIEs do not prepare separate GAAP financial statements; therefore, the Company compiles GAAP financial information for them based on trustee reports prepared by and received from third parties. Such trustee reports are not available to the Company until approximately 30 days after the end of any given period. The time required to perform adequate reconciliations and analyses of the information in these trustee reports results in a one quarter lag in reporting the FG VIEs’ activities. As a result of the lag in reporting FG VIEs, cash and short-term investments do not reflect cash outflow to the holders of the debt issued by the FG VIEs for claim payments made by the Company's insurance subsidiaries to the consolidated FG VIEs until the subsequent reporting period. The Company updates the model assumptions each reporting period for the most recent available information, which incorporates the impact of material events that may have occurred since the quarter lag date.

The cash flows generated by the FG VIEs’ assets are classified as cash flows from investing activities. Paydowns of FG VIEs' liabilities are supported by the cash flows generated by FG VIEs’ assets, and for liabilities with recourse, possibly claim payments made by AGC under its financial guaranty insurance contracts. Paydowns of FG VIEs' liabilities both with and without recourse are classified as cash flows used in financing activities. Interest income, interest expense and other expenses of the FG VIEs’ assets and liabilities are classified as operating cash flows. Claim payments made by AGC under the financial guaranty contracts issued to the FG VIEs are eliminated upon consolidation and therefore such claim payments are treated as paydowns of FG VIEs’ liabilities and as a financing activity as opposed to an operating activity of AGC.

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs but does not act as the servicer or collateral manager for any VIE obligations it guarantees. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the Company's financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by the VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to VIEs, generate interest income that are in excess of the interest payments on the debt issued by the VIE. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the VIE (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

    AGC is not primarily liable for the debt obligations issued by the VIEs it insures and would only be required to make payments on those insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGC’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay debt service on FG VIEs’ liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero by maturity of the FG VIEs’ debt, except for net premiums received and net claims paid by AGC under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid (recovered) for FG VIEs is included in Note 4, Expected Loss to be Paid (Recovered).

As part of the terms of its financial guaranty contracts, AGC, under its insurance contract, obtains certain protective rights with respect to the VIE that give AGC additional controls over a VIE. These protective rights are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, AGC typically is not deemed to control the VIE; however, once a trigger event occurs, AGC's control of the VIE typically increases. AGC continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by AGC and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. AGC is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts. If the protective rights that could make AGC the control party have not been triggered, then the VIE is not consolidated. If AGC is deemed no longer to have those protective rights, the VIE is deconsolidated.

The FG VIEs’ liabilities that are guaranteed by the Company are considered to be with recourse, because the Company guarantees the payment of principal and interest regardless of the performance of the related FG VIEs’ assets. FG VIEs’ liabilities that are not guaranteed by the Company are considered to be without recourse, because the payment of principal and interest of these liabilities is wholly dependent on the performance of the FG VIEs’ assets.

Consolidated FG VIEs

Number of FG VIEs Consolidated

	Year Ended December 31,
	2020	2019	2018

Beginning of year	6	8	8
Consolidated (1)	1	—	—
Deconsolidated (1)	(1)	—	—
Matured	—	(2)	—
December 31	6	6	8
____________________
(1)    Net loss on consolidation was $1 million in 2020. Net gain on deconsolidation was $1 million in 2020.

The change in the ISCR of the FG VIEs’ assets held as of December 31, 2020 that was recorded in the consolidated statements of operations for 2020 was a gain of $2 million. The change in the ISCR of the FG VIEs’ assets held as of December 31, 2019 and 2018 was a gain of $10 million and $3 million for 2019 and 2018, respectively. The ISCR amount is determined by using expected cash flows at the original date of consolidation discounted at the effective yield less current expected cash flows discounted at that same original effective yield.

	As of
	December 31, 2020	December 31, 2019
	(in millions)
Excess of unpaid principal over fair value of:
FG VIEs’ assets	$27	$29
FG VIEs’ liabilities with recourse	4	4
FG VIEs’ liabilities without recourse	1	1
Unpaid principal balance for FG VIEs’ assets that were 90 days or more past due	8	7
Unpaid principal for FG VIEs’ liabilities with recourse (1)	41	51
____________________
(1)    FG VIEs’ liabilities with recourse will mature at various dates ranging from 2023 to 2038.

The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the consolidated financial statements, segregated by the types of assets that collateralize the respective debt obligations for FG VIEs’ liabilities with recourse.

Consolidated FG VIEs
By Type of Collateral

	As of December 31, 2020		As of December 31, 2019
	Assets	Liabilities	Assets	Liabilities
	(in millions)
With recourse:
U.S. RMBS first lien	$15	$14	$18	$17
U.S. RMBS second lien	23	23	30	30
Total with recourse	38	37	48	47
Without recourse	1	1	1	1
Total	$39	$38	$49	$48

Effect of Consolidation of FG VIEs

The effect of consolidating FG VIEs (as opposed to accounting for the related insurance contracts), includes (1) the establishment of the FG VIEs assets and liabilities and related changes in fair value on the consolidated financial statement, (2) eliminating the premiums and losses associated with the financial guaranty insurance contracts between the insurance subsidiaries and the FG VIEs, and (3) the investment balances associated with the insurance subsidiaries' purchases of the debt obligations of the FG VIEs.

The table below reflect the effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs
on the Consolidated Balance Sheets
Increase (Decrease)

	As of
	December 31, 2020	December 31, 2019
	(in millions)
Assets
Fixed maturity securities and short-term investments (1)	$(6)	$(7)
Premiums receivable, net of commissions payable (2)	(4)	(4)
Salvage and subrogation recoverable (2)	(6)	(5)
FG VIEs’ assets, at fair value	39	49
Other assets	2	2
Total assets	$25	$35
Liabilities and shareholder’s equity
Unearned premium reserve (2)	$(3)	$(4)
Loss and LAE reserve (2)	(3)	(3)
FG VIEs’ liabilities, at fair value (3)	38	48
Total liabilities	32	41

Retained earnings	(4)	(1)
Accumulated other comprehensive income (4)	(3)	(5)
Total shareholder’s equity	(7)	(6)
Total liabilities and shareholder’s equity	$25	$35
____________________
(1)    Represents the elimination of investment balances related to the Company’s purchase of insured FG VIEs’ debt.
(2)    Represents the elimination of insurance balances related to the AGC FG VIEs’ liabilities with recourse.
(3)    Includes FG VIEs' liabilities, at fair value with recourse of $37 million and $47 million as of December 31, 2020 and December 31, 2019, respectively, and without recourse of $1 million and $1 million as of December 31, 2020 and December 31, 2019.
(4)    Represents changes in fair value of the FG VIEs’ liabilities with recourse that are attributable to changes in the Company's own credit risk.

Effect of Consolidating FG VIEs
on the Consolidated Statements of Operations
Increase (Decrease)

	Year Ended December 31,
	2020	2019	2018
	(in millions)
Net earned premiums (1)	$(1)	$(1)	$(1)
Net investment income (2)	(1)	—	(1)
Fair value gains (losses) on FG VIEs (3)	—	10	4
Loss and LAE (1)	(2)	(5)	(5)
Effect on income before tax	(4)	4	(3)
Less: Tax provision (benefit)	(1)	1	(1)
Effect on net income (loss)	$(3)	$3	$(2)
 ____________________
(1)    Represents the elimination of insurance balances related to the AGC FG VIEs’ liabilities with recourse.
(2)    Represents the elimination of investment income related to the Company’s purchase of AGC insured FG VIEs’ debt.
(3)    Changes in fair value of the FG VIEs’ liabilities with recourse that are attributable to factors other than changes in the Company's own credit risk.

    For 2020, the fair value gains on FG VIEs were de minimis. For 2019, the fair value gains on FG VIEs were attributable to higher recoveries on second lien U.S. RMBS FG VIEs' assets. For 2018, the primary driver of the gain in fair value of FG VIEs’ assets and FG VIEs’ liabilities was an increase in the value of the FG VIEs’ assets resulting from improvement in the underlying collateral.

Other Consolidated VIEs

    The Company consolidates a VIE that was established as part of a loss mitigation negotiated settlement that resulted in the termination of the original insured financial guaranty insurance or credit derivative contract. The Company classifies the assets and liabilities of this VIE in the line items that most accurately reflect the nature of the items, as opposed to within the FG VIEs’ assets and FG VIEs’ liabilities. This VIE had assets of $96 million and liabilities of $3 million as of December 31, 2020 and assets of $91 million and liabilities of $12 million as of December 31, 2019, primarily recorded in the investment portfolio and credit derivative liabilities on the consolidated balance sheets.

Non-Consolidated VIEs

    As described in Note 3, Outstanding Exposure, the Company monitors all policies in the insured portfolio. Of the approximately two thousand policies monitored as of December 31, 2020, approximately one thousand policies are not within the scope of FASB Accounting Standards Codification (ASC) 810 because these financial guaranties relate to the debt obligations of governmental organizations or financing entities established by a governmental organization. The majority of the remaining policies involve transactions where the Company is not deemed to currently have control over the FG VIEs’ most significant activities. As of December 31, 2020 and 2019, the Company identified 72 and 82 policies, respectively, that contain provisions and experienced events that may trigger consolidation. Based on management’s assessment of these potential triggers or events, the Company consolidated six FG VIEs as of both December 31, 2020 and December 31, 2019. The Company’s exposure provided through its financial guaranties with respect to debt obligations of FG VIEs is included within net par outstanding in Note 3, Outstanding Exposure.

10.    Note Payable to Affiliate and Credit Facilities

Accounting Policy

The note payable to affiliate was recorded at its principal amount. There was no discount or premium at the time of issuance of the note.

Note Payable to Affiliate

    On December 18, 2009, AGC issued a surplus note with a principal amount of $300 million to AGM. This note payable to affiliate carries a simple interest rate of 3.5% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31st of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders’ surplus in excess of statutory minimum requirements after such payment and to prior written approval by the MIA. AGC has paid all scheduled due and accrued interest on the surplus note since issuance.

Committed Capital Securities

AGC has entered into put agreements with four separate custodial trusts allowing AGC to issue an aggregate of $200 million of non-cumulative redeemable perpetual preferred securities to the trusts in exchange for cash. Each custodial trust was created for the primary purpose of issuing $50 million face amount of committed capital securities (CCS), investing the proceeds in high-quality assets and entering into put options with AGC. The Company does not consider itself to be the primary beneficiary of the trusts and the trusts are not consolidated in the Company's financial statements.

The trusts provide AGC access to new equity capital at its sole discretion through the exercise of the put options. Upon AGC's exercise of its put option, the relevant trust will liquidate its portfolio of eligible assets and use the proceeds to purchase the AGC preferred stock. AGC may use the proceeds from its sale of preferred stock to the trusts for any purpose, including the payment of claims. The put agreements have no scheduled termination date or maturity. However, each put agreement will terminate if (subject to certain grace periods) specified events occur. AGC continues to have the ability to exercise its put options and cause the related trusts to purchase its preferred stock.

Prior to 2008, the amounts paid on the CCS were established through an auction process. All of those auctions failed in 2008, and the rates paid on the CCS increased to their maximum. The annualized rate on the AGC CCS is one-month LIBOR plus 250 basis points (bps).

See Note 11, Fair Value Measurement, –Other Assets–Committed Capital Securities, for a discussion of the fair value measurement of the CCS.

11.    Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2020, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a materially different estimate of fair value at the reporting date.

    The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset's or liability’s categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

    There was a transfer of a fixed-maturity security from Level 3 into Level 2 during 2020. The amount of the transfer was de minimis. There were no other transfers into or from Level 3 during the periods presented.

Carried at Fair Value

Fixed-Maturity Securities

The fair value of fixed-maturity securities in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs.

    As of December 31, 2020, the Company used models to price 61 securities, including securities that were purchased or obtained for loss mitigation or other risk management purposes, with a Level 3 fair value of $509 million. All Level 3 securities were priced with the assistance of independent third parties. The pricing is based on a discounted cash flow approach using the third party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the security including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could have materially changed the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.
Short-Term Investments

Short-term investments, that are traded in active markets, are classified within Level 1 in the fair value hierarchy as their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Other Assets

CCS

    The fair value of CCS, which is recorded in other assets on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGC’s CCS agreement, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 10, Note Payable to Affiliate and Credit Facilities). The change in fair value of the AGC CCS is recorded in other income in the consolidated statements of operations. Fair value changes on CCS were losses of $10 million in 2019 and gains of $7 million in 2018. Fair value changes on CCS were de minimis in 2020. The estimated current cost of the Company’s CCS is based on several factors, including AGC CDS spreads, LIBOR curve projections, Assured Guaranty's publicly traded debt and the term the securities are estimated to remain outstanding. The AGC CCS are classified as Level 3 in the fair value hierarchy.

Contracts Accounted for as Credit Derivatives

    The Company’s credit derivatives primarily consist of insured CDS contracts, and also include interest rate swaps that qualify as derivatives under GAAP, which require fair value measurement with changes recorded in the statement of operations. The Company did not enter into CDS contracts with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate such contracts; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. In transactions where the counterparty does not have the right to terminate, such transactions are generally terminated for an amount that approximates the present value of future premiums or for a negotiated amount, rather than at fair value.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of the Company's credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs. There is no established market where financial guaranty insured credit derivatives are actively traded; therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. These contracts are classified as Level 3 in the fair value hierarchy as there are multiple unobservable inputs deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and how the Company’s own credit spread affects the pricing of its transactions.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at December 31, 2020 were such that market prices of the Company’s CDS contracts were not available.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts are as follows: the gross spread, the allocation of gross spread among the bank profit, net spread and hedge cost, and the weighted average life which is based on debt service schedules. The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral-specific spreads provided or obtained from market sources. The bank profit represents the profit the originator, usually an investment bank, realizes for structuring and funding the transaction; the net spread represents the premiums paid to the Company for the Company’s credit protection provided; and the hedge cost represents the cost of CDS protection purchased by the originator to hedge its counterparty credit risk exposure to the Company.

    With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. It is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process. The following spread hierarchy is utilized in determining which source of gross spread to use.

•Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•Transactions priced or closed during a specific quarter within a specific asset class and specific rating.

•Credit spreads interpolated based upon market indices adjusted to reflect the non-standard terms of the Company's CDS contracts.

•Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

The rates used to discount future expected premium cash flows ranged from 0.19% to 1.33% at December 31, 2020 and 1.69% to 2.08% at December 31, 2019.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its transactions. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on AGC, as reflected by quoted market prices on CDS referencing AGC. For credit spreads on AGC’s name the Company obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS transactions that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the Company retains on a transaction generally decreases.

In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given market conditions and the Company’s own credit spreads, approximately 52%, based on fair value, of the Company's CDS contracts were fair valued using this minimum premium as of December 31, 2020. As of December 31, 2019, the corresponding number was de minimis. The percentage of transactions that price using the minimum premiums fluctuates due to changes in AGC's credit spreads. In general when AGC's credit spreads narrow, the cost to hedge AGC's name declines and more transactions price above previously established floor levels. Meanwhile, when AGC's credit spreads widen, the cost to hedge AGC's name increases causing more transactions to price at established floor levels. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGC hedged by its counterparties, with independent third parties periodically. The implied credit risk of AGC, indicated by the trading level of AGC’s own credit spread, is a significant factor in the amount of exposure to AGC that a bank or transaction hedges. When AGC's credit spreads widen, the hedging cost of a bank or originator increases. Higher hedging costs reduce the amount of contractual cash flows AGC can capture as premium for selling its protection, while lower hedging costs increase the amount of contractual cash flows AGC can capture.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the Company's contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A credit derivative liability on protection sold is the result of contractual cash inflows on in-force transactions that are less than what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would realize a loss representing the difference between the lower contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts and taking the present value of such amounts discounted at the LIBOR corresponding to the weighted average remaining life of the contract.

Strengths and Weaknesses of Model

The Company’s credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company’s CDS modeling techniques are:

•    The model takes into account the transaction structure and the key drivers of market value.

•    The model maximizes the use of market-driven inputs whenever they are available.

•    The model is a consistent approach to valuing positions.

The primary weaknesses of the Company’s CDS modeling techniques are:

•    There is no exit market or any actual exit transactions; therefore, the Company’s exit market is a hypothetical one based on the Company’s entry market.

•    There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•    The markets for the inputs to the model are highly illiquid, which impacts their reliability.

•    Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

Fair Value Option on FG VIEs’ Assets and Liabilities

The Company elected the fair value option for the FG VIEs’ assets and liabilities and classifies them as Level 3 in the fair value hierarchy. The prices are generally determined with the assistance of an independent third party, based on a discounted cash flow approach. The FG VIEs issued securities typically collateralized by first lien and second lien RMBS.

    The fair value of the Company’s FG VIEs’ assets is generally sensitive to changes in estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; and, as applicable, house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could have materially changed the market value of the FG VIEs’ assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIEs’ assets is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically could lead to a decrease in the fair value of FG VIEs’ assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIEs’ assets. The third-party utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the independent third-party, on comparable bonds.

The models used to price the FG VIEs’ liabilities generally apply the same inputs used in determining fair value of FG VIEs’ assets. For those liabilities insured by the Company, the benefit of the Company's insurance policy guaranteeing the timely payment of debt service is also taken into account.

Significant changes to any of the inputs described above could have materially changed the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit of the Company’s insurance policy guaranteeing the timely payment of principal and interest for the insured tranches of debt issued by the FG VIEs. In general, extending the timing of expected loss payments by the Company into the future typically could lead to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIEs’ liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically could lead to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIEs’ liabilities with recourse.

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2020

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,443	$—	$1,376	$67
U.S. government and agencies	41	—	41	—
Corporate securities	373	—	373	—
Mortgage-backed securities:
RMBS	37	—	26	11
CMBS	33	—	33	—
Asset-backed securities	442	—	11	431
Total fixed-maturity securities	2,369	—	1,860	509
Short-term investments	66	66	—	—
Other invested assets	1	—	—	1
FG VIEs’ assets, at fair value	39	—	—	39
Other assets (1)	47	—	—	47
Total assets carried at fair value	$2,522	$66	$1,860	$596
Liabilities:
Credit derivative liabilities	$97	$—	$—	$97
FG VIEs’ liabilities, at fair value (2)	38	—	—	38
Total liabilities carried at fair value	$135	$—	$—	$135

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2019

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,641	$—	$1,569	$72
U.S. government and agencies	53	—	53	—
Corporate securities	341	—	341	—
Mortgage-backed securities:
RMBS	57	—	43	14
CMBS	40	—	40	—
Asset-backed securities	434	—	23	411
Total fixed-maturity securities	2,566	—	2,069	497
Short-term investments	88	83	5	—
Other invested assets	1	—	—	1
FG VIEs’ assets, at fair value	49	—	—	49
Other assets (1)	63	—	—	63
Total assets carried at fair value	$2,767	$83	$2,074	$610
Liabilities:
Credit derivative liabilities	$190	$—	$—	$190
FG VIEs’ liabilities, at fair value (2)	48	—	—	48
Total liabilities carried at fair value	$238	$—	$—	$238
____________________
(1)    Includes credit derivative assets and CCS.
(2)    Includes FG VIEs' liabilities, at fair value with recourse of $37 million and $47 million as of December 31, 2020 and December 31, 2019, respectively, and without recourse of $1 million and $1 million as of December 31, 2020 and December 31, 2019, respectively.

Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2020 and 2019.

Rollforward of Level 3 Assets and Liabilities
At Fair Value on a Recurring Basis
Year Ended December 31, 2020

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (5)		Credit Derivative Asset (Liability), net (3)		FG VIEs’ Liabilities, at Fair Value (6)
	(in millions)
Fair value as of December 31, 2019	$72		$14		$411		$49		$29		$(155)		$(48)
Total pretax realized and unrealized gains/(losses) recorded in
Net income (loss)	3	(1)	1	(1)	23	(1)	1	(2)	—		75	(4)	(1)	(2)
Other comprehensive income (loss)	(6)		(1)		(8)		—		—		—		1
Purchases	—		—		39		—		—		—		—
Sales	—		—		(24)		—		—		—		—
Settlements	(2)		(3)		(10)		(11)		—		2		10
FG VIE consolidations	—		—		—		11		—		—		(12)
FG VIE deconsolidations	—		—		—		(11)		—		—		12
Fair value as of December 31, 2020	$67		$11		$431		$39		$29		$(78)		$(38)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of December 31, 2020							$2	(2)	$—	(2)	$78	(4)	$(2)	(2)
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of December 31, 2020	$(5)		$—		$(5)								$1

Rollforward of Level 3 Assets and Liabilities
At Fair Value on a Recurring Basis
Year Ended December 31, 2019

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (5)		Credit Derivative Asset (Liability), net (3)		FG VIEs’ Liabilities, at Fair Value (6)
	(in millions)
Fair value as of December 31, 2018	$61		$17		$648		$101		$40		$(156)		$(109)
Total pretax realized and unrealized gains/(losses) recorded in
Net income (loss)	4	(1)	(1)	(1)	53	(1)	15	(2)	(11)	(2)	(7)	(4)	(6)	(2)
Other comprehensive income (loss)	3		1		(82)		—		—		—		2
Purchases	6		—		6		—		—		—		—
Settlements	(2)		(3)		(214)		(67)		—		8		65
Fair value as of December 31, 2019	$72		$14		$411		$49		$29		$(155)		$(48)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of December 31, 2019							$15	(2)	$(11)	(2)	$—	(4)	$(6)	(2)
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of December 31, 2019	$3		$1		$13								$2
____________________
(1)    Included in net realized investment gains (losses) and net investment income.
(2)    Included in other income (loss).
(3)    Represents the net position of credit derivatives. Credit derivative assets (recorded in other assets) and credit derivative liabilities (presented as a separate line item) are shown as either assets or liabilities in the consolidated balance sheet based on net exposure by transaction.
(4)    Reported in net change in fair value of credit derivatives.
(5)    Includes CCS and other invested assets.
(6)    Include FG VIEs' liabilities with recourse and FG VIEs' liabilities without recourse.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2020

Financial Instrument Description (1)	Fair Value at December 31, 2020 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities) (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$67	Yield	6.4%	-	33.4%	8.6%

RMBS	11	CPR	1.0%	-	30.0%	13.5%
		CDR	1.5%	-	8.8%	5.5%
		Loss severity	45.0%	-	125.0%	88.5%
		Yield	3.7%	-	5.9%	5.3%
Asset-backed securities:
Life insurance transaction	334	Yield	5.2%

CLOs	55	Discount Margin	0.7%	-	3.1%	1.8%

Others	42	Yield	2.6%	-	9.0%	9.0%

FG VIEs’ assets, at fair value	39	CPR	1.3%	-	13.6%	9.1%
		CDR	3.0%	-	7.8%	6.3%
		Loss severity	75.0%	-	100.0%	94.1%
		Yield	3.6%	-	5.3%	4.5%

Other assets	28	Implied yield	4.2%
		Term (years)	10 years

Credit derivative liabilities, net	(78)	Year 1 loss estimates	0.0%	-	85.0%	2.4%
		Hedge cost (in bps)	19.4	-	99.2	32.0
		Bank profit (in bps)	47.2	-	329.1	104.3
		Internal floor (in bps)	15.0	-	30.0	23.5
		Internal credit rating	AAA	-	CCC	AA-

FG VIEs’ liabilities, at fair value	(38)	CPR	1.3%	-	13.6%	9.1%
		CDR	3.0%	-	7.8%	6.3%
		Loss severity	75.0%	-	100.0%	94.1%
		Yield	2.6%	-	4.7%	3.3%
___________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.
(2)    Excludes an investment recorded in other invested assets with fair value of $1 million.

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2019

Financial Instrument Description (1)	Fair Value at December 31, 2019 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities) (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$72	Yield	6.0%	-	31.1%	8.4%

RMBS	14	CPR	3.8%	-	15.0%	9.9%
		CDR	1.5%	-	6.6%	4.9%
		Loss severity	40.0%	-	125.0%	85.5%
		Yield	4.0%	-	6.1%	5.6%
Asset-backed securities:
Life insurance transactions	319	Yield	5.8%

CLO/Trust preferred securities	41	Yield	2.5%	-	4.1%	2.9%

Others	51	Yield	2.3%	-	9.4%	9.3%

FG VIEs’ assets, at fair value	49	CPR	3.8%	-	11.5%	9.4%
		CDR	6.1%	-	7.4%	6.8%
		Loss severity	70.0%	-	100.0%	92.8%
		Yield	4.1%	-	5.9%	5.1%

Other assets	28	Implied yield	5.8%
		Term (years)	10 years

Credit derivative liabilities, net	(155)	Year 1 loss estimates	0.0%	-	46.0%	1.5%
		Hedge cost (in bps)	5.0	-	31.0	11.0
		Bank profit (in bps)	51.0	-	212.0	82.0
		Internal floor (in bps)	30.0
		Internal credit rating	AAA	-	CCC	AA-

FG VIEs’ liabilities, at fair value	(48)	CPR	3.8%	-	11.5%	9.4%
		CDR	6.1%	-	7.4%	6.8%
		Loss severity	70.0%	-	100.0%	92.8%
		Yield	3.1%	-	5.9%	3.7%
___________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.
(2)    Excludes an investment recorded in other invested assets with fair value of $1 million.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

Fair value is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations, and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and also includes adjustments for stressed losses, ceding commissions and return on capital. The Company classified the fair value of financial guaranty insurance contracts as Level 3.

Loan Receivable from Parent

    The fair value of the loan receivable from affiliate was determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the loans receivable was classified as Level 3.

Note Payable to Affiliate

The fair value of the Company’s note payable to AGM was determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the note payable to AGM was classified as Level 3.

The carrying amount and estimated fair value of the Company’s financial instruments not carried at fair value are presented in the following table.

Fair Value of Financial Instruments Not Carried at Fair Value

	As of December 31, 2020		As of December 31, 2019
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets (liabilities):
Loan receivable from parent	$88	$102	$88	$95
Other assets (1)	22	22	25	25
Financial guaranty insurance contracts (2)	(407)	(962)	(539)	(1,201)
Note payable to affiliate	(300)	(355)	(300)	(326)
Other liabilities (1)	—	—	(2)	(2)
____________________
(1)    The Company's other assets and other liabilities consist of accrued interest, receivables for securities sold and payables for securities purchased, for which the carrying value approximates fair value.
(2)    Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

12.    Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.
The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Overview

The Company files its U.S. federal tax return as a part of the consolidated group for AGUS, its direct parent holding company.  Each member of the AGUS consolidated tax group is part of a tax sharing agreement and pays or receives its proportionate share of the consolidated regular federal tax liability for the group as if each company filed on a separate return basis.

Tax Assets (Liabilities)

Deferred and Current Tax Assets (Liabilities) (1)

	As of December 31,
	2020	2019
	(in millions)
Deferred tax assets (liabilities)	$39	$65
Current tax assets (liabilities)	—	2
____________________
(1)     Included in other assets or other liabilities on the consolidated balance sheets.

Components of Net Deferred Tax Assets (Liabilities)

	As of December 31,
	2020	2019
	(in millions)
Deferred tax assets:
Net operating loss	$117	$102
Unearned premium reserves, net	51	69
Foreign tax credit	—	13
Other	10	13
Total deferred income tax assets	178	197
Deferred tax liabilities:
Loss and LAE reserve	54	61
Unrealized appreciation on investments	36	28
Market discount	24	4
Other	25	26
Total deferred income tax liabilities	139	119
Less: Valuation allowance	—	13
Net deferred income tax assets (liabilities)	$39	$65

Valuation Allowance

    The Company had $13 million of foreign tax credit from previous acquisitions that expired in 2020. As such, the previously established valuation allowance against the foreign tax credits decreased by $13 million, to zero as of December 31, 2020.

The Company came to the conclusion that it is more likely than not that the remaining deferred tax assets will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with the remaining deferred tax assets. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Provision for Income Taxes

    The effective tax rates reflect the proportion of income recognized by AGC and each of its subsidiaries, with AGC taxed at the U.S. marginal corporate income tax rate of 21%. AGC's U.K. subsidiaries were taxed at 19% for 2018 prior to the sale to AGM.

    A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2020	2019	2018
	(in millions)
Expected tax provision (benefit)	$25	$32	$57
Tax-exempt interest	(6)	(7)	(7)
Change in liability for uncertain tax positions	(2)	(2)	(2)
Taxes on reinsurance	1	(2)	1
Effect of adjustments to the provisional amount as a result of the Tax Act	—	—	39
Other	(3)	(2)	—
Total provision (benefit) for income taxes	$15	$19	$88
Effective tax rate	12.4%	12.4%	32.4%

    The expected tax provision (benefit) is calculated as the sum of pretax income multiplied by the statutory tax rate of the jurisdiction by which it will be taxed.

Effect of the 2017 Tax Cuts and Jobs Act

    On December 22, 2017, the 2017 Tax Cuts and Jobs Act (Tax Act) was signed into law and changed many items of U.S. corporate income taxation, including a reduction of the corporate income tax rate from 35% to 21%. As of December 31, 2018, the Company completed the accounting for the income tax effects of the Tax Act and recorded an adjustment to the provisional amount with a $39 million tax expense as a component of income tax expense from continuing operations resulting from adjustments made to remeasure certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future.

Audits

As of December 31, 2020, AGUS had open tax years with the U.S. Internal Revenue Service (IRS) for 2017 to present. In July 2020, the IRS issued a Revenue Agent Report for the 2016 tax year which did not identify any material adjustments. In September 2020, the Company received a letter from the Joint Committee on Taxation identifying no exceptions to the conclusions reached by the IRS to close the audit with no additional findings or changes. As a result the Company released, in third quarter of 2020, previously recorded uncertain tax position reserves and accrued interest of approximately $2.3 million.

Uncertain Tax Positions

The following table provides a reconciliation of the beginning and ending balances of the total liability for unrecognized tax positions.

	2020	2019	2018
	(in millions)
Beginning of year	$2	$4	$6
Decrease in unrecognized tax positions as a result of settlement of positions taken during the prior period	(2)	—	—
Reductions to unrecognized tax benefits as a result of the applicable statute of limitations	—	(2)	(2)
Balance as of December 31,	$—	$2	$4

The Company's policy is to recognize interest related to uncertain tax positions in income tax expense and has accrued $21 thousand, $0.2 million and $0.3 million for full years 2020, 2019 and 2018, respectively. As of December 31, 2020 and December 31, 2019, the Company has accrued zero and $0.3 million of interest, respectively.

The total amount of reserves for unrecognized tax positions, including accrued interest, as of December 31, 2020, 2019 and 2018 that would affect the effective tax rate, if recognized, was zero, $2.2 million and $4.7 million, respectively.

13.    Insurance Company Regulatory Requirements

    The following table summarizes the policyholder's surplus and net income amounts reported to the MIA for AGC. The discussion that follows describes the basis of accounting and differences to U.S. GAAP.
Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2020	2019	2020	2019	2018
	(in millions)
AGC (1)	$1,717	$1,775	$73	$226	$(5)
____________________
(1)     As of December 31, 2020 and 2019, policyholders' surplus is net of contingency reserves of $545 million and $546 million, respectively.

Basis of Regulatory Financial Reporting

    The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its state of domicile and other states. Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP.

AGC is a Maryland domiciled insurance company. AGC prepares statutory financial statements in accordance with accounting practices prescribed or permitted by the National Association of Insurance Commissioners and the MIA. Prescribed statutory accounting practices are set forth in the National Association of Insurance Commissioners Accounting Practices and Procedures Manual. The Company has no permitted accounting practices on a statutory basis.

GAAP differs in certain significant respects from U.S. insurance companies' statutory accounting practices prescribed or permitted by insurance regulatory authorities. The principal differences result from the statutory accounting practices listed below.

•Upfront premiums are earned upon expiration of risk rather than earned over the expected period of coverage. Premium earnings are accelerated when transactions are economically defeased, rather than legally defeased.

•Acquisition costs are charged to expense as incurred rather than over the period that related premiums are earned.

•A contingency reserve is computed based on statutory requirements, whereas no such reserve is required under GAAP.

•Certain assets designated as “non-admitted assets” are charged directly to statutory surplus, rather than reflected as assets under GAAP.

•Investments in subsidiaries are carried on the balance sheet on the equity basis, to the extent admissible, rather than consolidated with the parent.

•Admitted deferred tax assets are subject to an adjusted surplus threshold and subject to a limitation calculated in accordance with Statutory Accounting Principles, or SAP. Under GAAP there is no non-admitted asset determination, rather a valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

•Insured credit derivatives are accounted for as insurance contracts rather than as derivative contracts measured at fair value.

•Bonds are generally carried at amortized cost rather than fair value.

•Insured obligations of VIEs, where the Company is deemed the primary beneficiary, are accounted for as insurance contracts. Under GAAP, such VIEs are consolidated and any transactions with the Company are eliminated.

•Surplus notes are recognized as surplus and each payment of principal and interest is recorded only upon approval of the insurance regulator rather than as liabilities with periodic accrual of interest.

•Acquisitions are accounted for as either statutory purchases or statutory mergers, rather than under the purchase method under GAAP.

•Losses are discounted at tax equivalent yields, and recorded when the loss is deemed probable and without consideration of the deferred premium revenue. Under GAAP, expected losses are discounted at the risk free rate at the end of each reporting period and are recorded only to the extent they exceed deferred premium revenue.

•The present value of installment premiums and commissions are not recorded on the balance sheet as they are under GAAP.

Dividend Restrictions and Capital Requirements

    Under Maryland's insurance law, AGC may, with prior notice to the Maryland Insurance Commissioner, pay an ordinary dividend in an amount that, together with all dividends paid in the prior 12 months, does not exceed the lesser of 10% of its policyholders' surplus (as of the prior December 31) or 100% of its adjusted net investment income during that period. The maximum amount available during 2021 for AGC to distribute as ordinary dividends is approximately $94 million. Of such $94 million, approximately $13 million is available for distribution in the first quarter of 2021.

Dividends and Return of Capital

	Year Ended December 31,
	2020	2019	2018
	(in millions)
Dividends paid by AGC to AGUS	$166	$123	$133
Repurchase of common stock by AGC from AGUS (1)	—	100	200
____________________
(1)    Represents repurchase of 2,220 and 4,441 of AGC's shares in 2019 and 2018, respectively. Pursuant to an amendment to AGC's Charter, the par value of AGC's remaining shares of common stock issued and outstanding was increased in order to maintain AGC's total common stock at or above $15 million as is required under the laws of the various jurisdictions for the Company to be licensed as a financial guaranty insurer. See Note 16, Shareholder's Equity, for the accounting policy for share repurchases.

See Note 8, Investments and Cash, for information on MAC's dividends.

14.    Related Party Transactions

Guaranties or Contingencies for Related Parties

AGC had issued financial guaranty policies guaranteeing the obligations of its affiliate, AG Financial Products Inc. (AGFP), to various third‑party beneficiaries under credit default swap agreements. Pursuant to its financial guaranty policy, AGC is obligated to pay the beneficiary named in the policy, upon receipt of a claim as contemplated thereby, amounts that become due for payment by AGFP in the event of a payment default by AGFP under the applicable credit default swap agreement. AGC may have a payment obligation to the beneficiary so long as there are outstanding transactions between AGFP and the beneficiary under the International Swaps and Derivative Association, Inc. master agreement entered into by the parties. Pursuant to its financial guaranty policy, AGC is fully subrogated to the rights of the beneficiary to the extent of payment by AGC under such policy. The financial guaranty policies are non-cancelable for any reason, including by reason of non-payment of premium.

In consideration of the issuance of the financial guaranty policy, AGFP agrees to pay AGC premium pursuant to a premium agreement. Pursuant to the premium agreement, AGFP also agrees to pay the fees and expenses of AGC in connection with the issuance of the financial guaranty insurance policy and the performance of its obligations under such policy. Under such premium agreement, AGC is fully subrogated to AGFP's rights (including its right to receive payments) under the underlying agreement to the extent that AGC makes payments pursuant to the financial guaranty policy.

Reinsurance and Support Agreements

AGC’s Support Agreements in Respect of Assured Guaranty (UK) plc

    AGC provides support to AGUK through a quota share reinsurance agreement (the “AGC Reinsurance Agreement”) pursuant to which AGC generally reinsures 90% - 100% of certain policies that are currently part of AGUK’s insured portfolio but were originally written by either Assured Guaranty (UK) plc or CIFG (Europe) S.A. (CIFGE), both former wholly owned subsidiaries of AGC prior to their merger with and into AGUK in 2018. The AGC Reinsurance Agreement has no application to new business written by AGUK. The AGC Reinsurance Agreement imposes a collateral requirement on AGC pursuant to which AGC’s required collateral is 102% of the sum of AGC’s assumed share of the following for the legacy Assured Guaranty (UK) plc and CIFGE policies described above: (a) AGUK’s unearned premium reserve (net of AGUK’s reinsurance premium payable to AGM); (b) AGUK’s provisions for unpaid losses and allocated loss adjustment expenses (net of any salvage recoverable), and (c) any unexpired risk provisions of AGUK, in each case (a) - (c) as calculated by AGUK in accordance with U.K. GAAP. AGC also posts as collateral its share of AGUK-guaranteed (originally Assured Guaranty (UK) plc-guaranteed) triple-X insurance bonds that have been purchased by AGC for loss mitigation.

AGC’s Support Agreements in Respect of AGE

As part of a contingency plan implemented by the Assured Guaranty group in relation to the United Kingdom’s departure from the Europe Union, policies written by Assured Guaranty (UK) plc that partially or exclusively cover risks in the EEA (the “EEA Policies”) were transferred effective October 1, 2020 to AGE, pursuant to an insurance business transfer scheme in accordance with Part VII of the Financial Services and Markets Act 2000 (the Brexit Part VII Transfer). AGC is party to a quota share reinsurance agreement with AGE pursuant to which AGC provides AGE with the same reinsurance on the EEA Policies as AGC previously provided to Assured Guaranty (UK) plc prior to the Brexit Part VII Transfer.

Management, Service Contracts or Cost Sharing Arrangements

    The Company and various of its affiliates are parties to the Second Amended and Restated Service Agreement, effective as of January 1, 2017 (as amended, the Group Service Agreement).  The Company's affiliate, AG US Group Services Inc. (AG Services), a Delaware corporation, acts as the payroll company and employer for all U.S. personnel, and the central, dedicated service provider within the Assured Guaranty group. Under the Group Service Agreement, AG Services' employees make available to its Bermuda, U.S., U.K. and French affiliates, as applicable, equipment, insurance, reinsurance and such other services, including actuarial, marketing, underwriting, claims handling, surveillance, legal, corporate secretarial, information technology, human resources, accounting, tax, financial reporting and investment planning services.  In addition, under the Group Service Agreement the Company makes available to its affiliates the use of certain equipment and office space leased by its New York affiliate, AGM. Expenses under the Group Service Agreement are allocated directly where appropriate and, where not appropriate, based upon an allocation of employee time and corresponding office overhead.  The agreement provides for pre-funding by affiliates who are the largest consumers of group services and inter-company allocation of expenses. The agreement also provides for quarterly settlements and an express right of offset with regard to amounts owing between parties under the Group Service Agreement and other agreements between such parties.

The Company and various of its affiliates entered into a Service Agreement with AssuredIM, effective as of June 1, 2020 (the “Service Agreement”). Pursuant to such Service Agreement, AssuredIM provides services including, but not limited to, general corporate strategy, risk management, systems, information technology, human resources, finance, legal, marketing, and administration services. In exchange for the services provided by AssuredIM under the Service Agreement, the Company will pay a fee equal to its allocation of AssuredIM employee time and corresponding costs and expenses.

    The following table summarizes the allocated expenses from affiliate companies under the expense sharing agreements.

Expenses Allocated From Affiliated Companies

	Year Ended December 31,
	2020	2019	2018
	(in millions)
Affiliated companies:
AG Services	$46	$47	$43
AGL	1	1	2
AssuredIM	2	—	—
Total	$49	$48	$45

The following table summarizes the amounts due (to) from affiliate companies under the expense sharing agreements.

Amounts Due To (From) Affiliated Companies

	As of December 31,
	2020	2019
	(in millions)
Affiliated companies:
AG Services	$18	$19
AGM	3	(1)
AGL	—	1
MAC	—	(1)
Total	$21	$18

Note Payable to Affiliate

See Note 10, Note Payable to Affiliate and Credit Facilities.

Reinsurance Agreements

    The Company cedes business to and assumes from affiliated entities under certain reinsurance agreements. See below for material related party reinsurance balances.

The following table summarizes the affiliated components of each balance sheet item, where applicable.

	As of December 31,
	2020			2019
	AGM, AGUK and AGE	AGRe	MAC	AGM and AGUK	AGRe	MAC
	(in millions)
Assets:
Premiums receivable, net of commissions payable	$20	$—	$—	$21	$—	$—
Ceded unearned premium reserve	—	173	25	—	184	32
Reinsurance recoverable on unpaid losses	—	165	—	—	124	—
Salvage and subrogation recoverable	75	—	—	47	—	—
Assumed funds held (1)	7	—	—	12	—	—
Net credit derivative assets (1)	—	18	—	—	28	—
Liabilities:
Unearned premium reserve	78	—	—	93	—	—
Loss and loss adjustment expense reserve	40	—	—	40	—	—
Reinsurance balances payable, net	—	139	—	—	128	—
Ceded funds held (2)	—	14	—	—	15	—
Deferred ceding commissions (2)	(10)	50	—	(11)	53	—
Other information:
Assumed par outstanding	3,056	—	—	3,151	—	—
Ceded par outstanding	—	8,628	2,214	—	9,838	3,270
____________________
(1)    Included in other assets on the consolidated balance sheets.
(2)     Included in other liabilities on the consolidated balance sheets.

The following table summarizes the affiliated components of each statement of operations line item, where applicable.

	Year Ended December 31,
	2020	2019	2018
	(in millions)
Revenues:
Net earned premiums
AG Re	$(31)	$(31)	$(41)
AGM, AGUK and AGE	16	16	28
MAC	(7)	(21)	(28)
Net change in fair value of credit derivatives
AG Re	(6)	2	11
AGFP	2	2	3
Other income
AG Re	(1)	—	1
AGM, AGUK and AGE	1	1	(1)
Expenses:
Loss and LAE (recoveries)
AG Re	(61)	(23)	4
AGM and AGUK	(3)	13	13
MAC	—	—	1
Commissions incurred (earned) (1)
AG Re	(9)	(9)	(12)
AGM, AGUK and AGE	1	—	1
____________________
(1)    Included in other expenses in the consolidated statements of operations.

Loan Receivable from Parent

Accounting Policy

The loan receivable from parent was recorded at its principal amounts. There was no discount or premium at the time of issuance of the loan.

Loan to Assured Guaranty US Holdings Inc.

    On October 1, 2019 AGC made a 10 year, 3.5% interest rate inter-company loan to AGUS totaling $87.5 million to fund the BlueMountain Acquisition and the related capital contributions. See Note 1, Business and Basis of Presentation, for additional information. The Company recognized $3 million and $1 million of interest income in the years ended December 31, 2020 and 2019, respectively. Interest will be payable by AGUS annually in arrears on each anniversary of the note, commencing on October 1, 2020. Interest will accrue daily and be computed on a basis of a 360 day year from October 1, 2019 until the date on which the principal amount is paid in full. AGUS will pay 20% of the original principal amount of each note on the sixth, seventh, eighth, and ninth anniversaries. The remaining 20% of the original principal amount and all accrued and unpaid interest will be paid on the maturity date. AGUS has the right to prepay the principal amount of the notes in whole or in part at any time, or from time to time, without payment of any premium or penalty.

Investment Management Expenses

A portion of the Company's invested assets is managed by investment managers, some of which are related parties to AGL, and AssuredIM. The investment management expenses from transactions with these related parties for the years ended December 31, 2020, 2019 and 2018 were $1 million.
15.    Commitments and Contingencies

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, the Company and its affiliates are involved in litigation with third parties to recover losses paid in prior periods or prevent or reduce losses in the future. For example, the Company is involved in a number of legal actions in the Federal District Court for Puerto Rico to enforce or defend its rights with respect to the obligations it insures of Puerto Rico and various of its related authorities and public corporations. See "Exposure to Puerto Rico" section of Note 3, Outstanding Exposure, for a description of such actions. The impact, if any, of these and other proceedings on the amount of recoveries the Company receives and losses it pays in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

    The Company also receives subpoenas duces tecum and interrogatories from regulators from time to time.

Accounting Policy

    The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Litigation

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (LBIE) sued AGFP, an affiliate of AGC which in the past had provided credit protection to counterparties under CDS. AGC acts as the credit support provider of

AGFP under these CDS. LBIE’s complaint, which was filed in the Supreme Court of the State of New York (the "Supreme Court"), asserted a claim for breach of the implied covenant of good faith and fair dealing based on AGFP's termination of nine credit derivative transactions between LBIE and AGFP and asserted claims for breach of contract and breach of the implied covenant of good faith and fair dealing based on AGFP's termination of 28 other credit derivative transactions between LBIE and AGFP and AGFP's calculation of the termination payment in connection with those 28 other credit derivative transactions. Following defaults by LBIE, AGFP properly terminated the transactions in question in compliance with the agreement between AGFP and LBIE, and calculated the termination payment properly. AGFP calculated that LBIE owes AGFP approximately $4 million for the claims which were dismissed and approximately $25 million in connection with the termination of the other credit derivative transactions, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. AGFP filed a motion to dismiss the claims for breach of the implied covenant of good faith in LBIE's complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss in respect of the count relating to the nine credit derivative transactions and narrowed LBIE's claim with respect to the 28 other credit derivative transactions. LBIE's administrators disclosed in an April 10, 2015 report to LBIE’s unsecured creditors that LBIE's valuation expert has calculated LBIE's claim for damages in aggregate for the 28 transactions to range between a minimum of approximately $200 million and a maximum of approximately $500 million, depending on what adjustment, if any, is made for AGFP's credit risk and excluding any applicable interest. AGFP filed a motion for summary judgment on the remaining causes of action asserted by LBIE and on AGFP's counterclaims, and on July 2, 2018, the court granted in part and denied in part AGFP’s motion. The court dismissed, in its entirety, LBIE’s remaining claim for breach of the implied covenant of good faith and fair dealing and also dismissed LBIE’s claim for breach of contract solely to the extent that it is based upon AGFP’s conduct in connection with the auction. With respect to LBIE’s claim for breach of contract, the court held that there are triable issues of fact regarding whether AGFP calculated its loss reasonably and in good faith. On October 1, 2018, AGFP filed an appeal with the Appellate Division of the Supreme Court of the State of New York, First Judicial Department, seeking reversal of the portions of the lower court's ruling denying AGFP’s motion for summary judgment with respect to LBIE’s sole remaining claim for breach of contract. On January 17, 2019, the Appellate Division affirmed the Supreme Court's decision, holding that the lower court correctly determined that there are triable issues of fact regarding whether AGFP calculated its loss reasonably and in good faith. The trial was originally scheduled for March 9, 2020, but was postponed due to COVID-19. On November 3, 2020, LBIE moved to reopen its Chapter 15 case in the United States Bankruptcy Court for the Southern District of New York (the Bankruptcy Court) and remove this action to the United States District Court for the Southern District of New York for assignment to the Bankruptcy Court. On December 1, 2020, AGFP moved to remand the action to the Supreme Court. Hearings on the motions were held on January 25, 2021 and March 22, 2021, and a decision is pending.

16.    Shareholder's Equity

Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2020

	Net Unrealized Gains (Losses) on Investments with no Credit Impairment	Net Unrealized Gains (Losses) on Investments with Credit Impairment	Net Unrealized Gains (Losses) on FG VIEs’ Liabilities with Recourse due to ISCR	Total AOCI
	(in millions)
Balance, December 31, 2019	$136	$23	$(3)	$156
Effect of adoption of accounting guidance on credit losses	25	(25)	—	—
Other comprehensive income (loss) before reclassifications	37	—	—	37
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	6	—	—	6
Other income (loss)	—	—	(1)	(1)
Tax (provision) benefit	(1)	—	—	(1)
Total amount reclassified from AOCI, net of tax	5	—	(1)	4
Net current period other comprehensive income (loss)	32	—	1	33
Balance, December 31, 2020	$193	$(2)	$(2)	$189

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2019

	Net Unrealized Gains (Losses) on Investments with no Credit Impairment	Net Unrealized Gains (Losses) on Investments with Credit Impairment	Net Unrealized Gains (Losses) on FG VIEs’ Liabilities with Recourse due to ISCR	Total AOCI
	(in millions)
Balance, December 31, 2018	$64	$79	$(4)	$139
Other comprehensive income (loss) before reclassifications	80	(46)	(1)	33
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	9	(1)	—	8
Net investment income	2	13	—	15
Other income (loss)	—	—	(2)	(2)
Tax (provision) benefit	(3)	(2)	—	(5)
Total amount reclassified from AOCI, net of tax	8	10	(2)	16
Net current period other comprehensive income (loss)	72	(56)	1	17
Balance, December 31, 2019	$136	$23	$(3)	$156

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2018

	Net Unrealized Gains (Losses) on Investments with no Credit Impairment	Net Unrealized Gains (Losses) on Investments with Credit Impairment	Net Unrealized Gains (Losses) on FG VIEs’ Liabilities with Recourse due to ISCR	Total AOCI
	(in millions)
Balance, December 31, 2017	$124	$84	$—	$208
Effect of adoption of ASU 2016-01 (1)	—	—	(5)	(5)
Other comprehensive income (loss) before reclassifications	(61)	(8)	—	(69)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(1)	(4)	—	(5)
Other income (loss)	—	—	(2)	(2)
Tax (provision) benefit	—	1	1	2
Total amount reclassified from AOCI, net of tax	(1)	(3)	(1)	(5)
Net current period other comprehensive income (loss)	(60)	(5)	1	(64)
Balance, December 31, 2018	$64	$79	$(4)	$139
____________________
(1)    On January 1, 2018, the Company adopted ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities, resulting in a cumulative-effect reclassification of a $5 million loss, net of tax, from retained earnings to AOCI.

Share Repurchases

Accounting Policy

The Company records share repurchases as a reduction to common stock and additional paid-in capital. Once additional paid-in capital has been exhausted, share repurchases are recorded as a reduction to common stock and retained earnings.

17.    Subsequent Events

    Subsequent events have been considered and disclosed if material through March 26, 2021, the date on which these financial statements were issued.